UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HEXCEL®

# 2024 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 2, 2024

The Annual Meeting of Stockholders of Hexcel Corporation will be held on May 2, 2024 at 10:30 a.m., eastern daylight time, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the company’s 2023 executive compensation;

3.	To vote on a proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2024; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This year’s meeting will again be a “virtual meeting” of stockholders. You will be able to attend the meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HXL2024. To participate in the annual meeting, you will need the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction card mailed to you. Online check-in will begin at 10:15 a.m., eastern daylight time. Please allow time for the online check-in procedures.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the cost of our meeting, and conserves natural resources. On or about March 21, 2024, we will mail to our stockholders (other than those who previously requested electronic delivery or a printed copy of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote online. Such notice is not a proxy card and cannot be used to vote your shares. The notice will also include instructions on how you can receive a paper copy of the proxy materials.

The Board of Directors has fixed the close of business on March 11, 2024, as the record date for determination of the stockholders entitled to vote at the meeting or any adjournments or postponements thereof.

By order of the Board of Directors

Gail E. Lehman

Executive Vice President, General Counsel and Secretary

Dated: March 21, 2024

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE BY PROXY BY CASTING YOUR VOTE THROUGH THE INTERNET, BY TELEPHONE, OR BY MAIL, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE.

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2024

The proxy statement, annual report to stockholders and related materials are available at www.proxyvote.com.

2024 Proxy Statement

2024 Proxy Statement

This proxy statement is furnished to the holders of common stock of Hexcel Corporation (“Hexcel,” the “company,” “we,” “us” or “our”) in connection with the solicitation of proxies by Hexcel on behalf of the board of directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements thereof, to be held on May 2, 2024 (the “Annual Meeting”). The proxy materials, including this proxy statement, our annual report to stockholders, and form of proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), are first being distributed or made available to stockholders on or about March 21, 2024.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our sustainability goals, targets, commitments, plans and strategies. These statements involve risks and uncertainties and are based on current expectations, are inherently uncertain and are subject to changing assumptions. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances, except as otherwise required by law. No assurance can be given that any plan, initiative, projection, goal, target, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Although we include references to our website throughout this proxy statement, information contained on or accessible through our website, including any reports, is not a part of, and is not incorporated by reference into, this proxy statement or any other report or document we file with the Securities and Exchange Commission (the “SEC”). Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only.

2024 Proxy Statement

SUSTAINABILITY

SUSTAINABILITY

Our Purpose

We propel the future of flight, energy generation, transportation and recreation through excellence in advanced material solutions that create a better world for us all.

Our Commitment to Sustainability

Our sustainability Areas of Focus are guided by our Hexcel Values: Innovation, Accountability, Responsibility, and One Hexcel. For more information, please visit our website: www.hexcel.com/sustainability/

Innovating for the Future

◾ Lightweighting, noise reduction

◾ Product innovation

◾ Sustainable sourcing

◾ Recycling, reuse

Doing the Right Thing
with Transparency

◾ Product quality

◾ Ethics & compliance

◾ Risk management

◾ Data privacy/cybersecurity

◾ Supply chain integrity

Stewarding Resources Responsibly

◾ Carbon emissions & energy optimization

◾ Waste & water management

◾ Chemical obsolescence

◾ Community outreach

Caring for People

◾ Worker health & safety

◾ Human rights

◾ Diversity, equity & inclusion

◾ Employee training & development

We established our sustainability strategy and 2030 sustainability goals with input from our key stakeholders to ensure that our program and priorities align with expectations and drive long-term value creation. For more information on our 2030 sustainability goals, please visit our website: www.hexcel.com/sustainability/

Our Sustainability Priorities

To execute on our sustainability strategy in 2024, we have identified key priorities that align with stakeholder expectations and that, we believe, present the greatest opportunity to drive meaningful progress.

Lightweight Solutions	Operational Efficiency	Supply Chain Integrity	End-of-Life Recycling
Innovating sustainably to help customers achieve ◾ Stronger & lighter products ◾ Greater fuel efficiency ◾ Reduced emissions ◾ Lower life cycle costs	Driving productivity and making progress against our 2030 sustainability goals through optimized performance	Continuously enhancing supplier requirements and due diligence practices to identify and mitigate risks and prepare for disclosure	Pursuing opportunities to contribute to circular economy through strategic partnerships and industry groups

As part of our commitment to do the right thing with transparency, in 2023 we published our first Task Force on Climate-related Financial Disclosures (TCFD) Index and we recently expanded our sustainability website.

For more information, please visit our website: www.hexcel.com/sustainability/

2024 Proxy Statement	i

2024 PROXY STATEMENT SUMMARY

2024 PROXY STATEMENT

This summary highlights selected information contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

The Meeting

TO BE HELD ON May 2, 2024	VIRTUAL MEETING www.virtualshareholdermeeting.com/HXL2024
TIME 10:30 a.m., eastern daylight time	RECORD DATE March 11, 2024

You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on March 11, 2024. As of that date, 83,097,501 shares of common stock were issued and outstanding. The holders of 41,548,751 shares will constitute a quorum at the Annual Meeting.

Proposal and Board Recommendations

Proposal No.	Proposal	Board Recommendation	Page No.

1	Elect eight directors	FOR all nominees	1

2	Approve, on an advisory, non-binding basis, 2023 executive compensation	FOR	54

3	Ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2024	FOR	63

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2024 PROXY STATEMENT SUMMARY

Board Nominees

Board Nominee Diversity

2024 Proxy Statement	iii

2024 PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We believe that our corporate governance practices generally reflect best practices consistent with Hexcel’s and our stockholders’ interests. Key features of our corporate governance practices include:

BOARD INDEPENDENCE

◾ Seven of eight director nominees are independent

◾ Independent lead director empowered with broad responsibilities and governance duties

◾ CEO is the only management director

◾ All board committees are composed exclusively of independent directors

BOARD PRACTICES

◾ Annual elections for all directors

◾ Majority voting policy triggering resignation in uncontested elections of directors

◾ Annual board and board committee self-evaluations, and peer review of individual directors every other year

◾ Regular review of committee chair and member rotation

◾ Mandatory retirement age of 70 for directors

◾ Regular executive sessions of board and committees without management present

◾ Director resignation policy for material changes in principal occupation

◾ Limits on director “overboarding”

OTHER BEST PRACTICES

◾ One class of stock with equal voting rights

◾ Comprehensive enterprise risk, succession and business strategy oversight

◾ Policies prohibiting hedging and pledging Hexcel stock by directors and officers

◾ Robust stockholder engagement and outreach to allow for management and the board to understand and consider issues that matter most to stockholders, including executive compensation, corporate governance practices and sustainability matters

Stock Ownership

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2024 PROXY STATEMENT SUMMARY

Executive Compensation Highlights

Following a brief transition period to address the impact of the global pandemic, due in part to feedback received from our stockholders, Hexcel returned to its steady-state executive compensation design in 2023, which historically has received strong support from stockholders. Our compensation philosophy is to deliver pay for performance that is aligned with stockholders’ interests, and we follow a number of compensation practices designed to provide a level of performance that creates sustainable value for our stockholders.

Annual Say-on-Pay vote	Mandatory and discretionary clawback policies for executive officer incentive-based compensation

Pay for performance – 84% of target CEO pay in 2023 was variable and at risk	No excise tax gross-up under severance agreements or under our Executive Severance Policy

Challenging performance targets under short-term and long-term incentive programs	No repricing of any stock options, including underwater stock options, without stockholder approval

Multi-year vesting period for equity incentive awards	No dividends on performance share awards or restricted stock units unless performance goals or time-based vesting conditions are met

Caps on incentive payouts	No pledging, hedging or short selling by our directors or by any Hexcel employee, including executive officers

Robust stock ownership guidelines – 6x base salary for CEO	No excessive executive perquisites

Fiscal 2023 Performance Highlights

In 2023, our commercial aerospace and space & defense sales each grew 17% and our annual adjusted EPS grew more than 40% year over year from improved operating leverage. Commercial aerospace growth was led by widebody sales as demand for lightweight and fuel-efficient composite aircraft is strong and growing, and space & defense sales benefitted from higher spending globally, with record level sales achieved in the fourth quarter.

$1,789M Sales were $1,789 million in 2023, an increase of 13.4% (12.9% in constant currency) compared to 2022.	$1.24 Diluted earnings per share was $1.24 in 2023, compared to $1.49 in 2022.	$257.1M Net cash provided by operating activities was $257.1 million in 2023, compared to $173.1 million in 2022.

$1.81

Adjusted diluted earnings per share was $1.81 in 2023, as compared to $1.28 in 2022. Adjusted diluted earnings per share is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

$148.9M

Free cash flow, a non-GAAP financial measure, was $148.9 million in 2023, compared to $96.8 million in 2022. Free cash flow equals our net cash provided by operating activities minus capital expenditures, which were $108.2 million in 2023 and $76.3 million in 2022.

Hexcel completed 2023 with double-digit sales growth, a significant year-over-year increase in our adjusted earnings per share, and strong cash generation.

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2024 PROXY STATEMENT SUMMARY

QUESTIONS AND ANSWERS

Why is Hexcel holding the Annual Meeting virtually this year?

After careful consideration, the board of directors has decided that the Annual Meeting will be a virtual meeting of stockholders, conducted exclusively online via a live audio-only webcast, in order to continue to provide expanded access, improved communication and cost savings for our stockholders. We believe that hosting a virtual meeting enables more stockholders to attend and participate in the meeting.

What is required in order to attend the Annual Meeting?

A summary of the information you need to attend the Annual Meeting online is provided below:

∎	Any stockholder on the record date can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HXL2024

∎	Webcast starts at 10:30 a.m., eastern daylight time

∎	Online check-in will begin at 10:15 a.m., eastern daylight time

∎	Please have the 16-digit control number included in the Notice, the proxy card or the voting instruction card delivered to you on hand to access the Annual Meeting

∎	Stockholders may vote and submit questions electronically while attending the Annual Meeting on the Internet

∎	If you do not have a 16-digit control number, you may still attend the Annual Meeting as a guest in listen-only mode

A webcast replay of the Annual Meeting will be available beginning on May 3, 2024 until June 2, 2024 on the Investor Relations section of our website.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholders’ meeting log-in page. Technical support will be available starting at 10:15 a.m., eastern daylight time, on May 2, 2024.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/HXL2024. If necessary, the announcement will provide updated information regarding the date, time, and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations section of our website at investors.hexcel.com.

Can I ask questions at the Annual Meeting?

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/HXL2024, entering the 16-digit control number included in the Notice, the proxy card or the voting instruction card delivered to you, typing your question in the “Ask a Question” box in the Annual Meeting portal, and clicking submit. You may also submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with your 16-digit control number. You may submit questions in advance until 11:59 p.m., eastern daylight time on May 1, 2024.

We ask that you limit your remarks to a brief question that is relevant to the Annual Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Stockholders will be limited to one question each unless time otherwise permits. Questions will be addressed in the Q&A portion of the Annual Meeting, and we will also respond to questions on an individual basis or, if the question meets the guidelines established for the Annual Meeting, we will post answers on the Investor Relations section of our website after the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

You will be eligible to vote your shares of common stock at the Annual Meeting if you were a holder of our common stock at the close of business on March 11, 2024, the record date for the Annual Meeting. Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting.

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2024 PROXY STATEMENT SUMMARY

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record or a “record holder” with respect to those shares, and you may vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee, rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee is responsible for providing you with a voting instruction form for your use to give instructions as to how your shares are to be voted.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a paper copy of the proxy materials?

The SEC’s rules allow us to furnish our proxy materials over the Internet instead of mailing a printed copy to each stockholder of record. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials other than as described in this proxy statement. Instead, the Notice will instruct you as to how you may access and review the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the Notice.

On or about March 21, 2024, we will mail the Notice to our stockholders (other than those who previously requested electronic delivery or a printed copy of our proxy materials). The proxy statement and the form of proxy relating to the Annual Meeting will be made available to our stockholders on the date that the Notice is first sent.

Using this method of delivery contributes to our sustainability efforts, expedites receipt of proxy materials by our stockholders and reduces the cost of producing and mailing the full set of proxy materials.

How do I vote?

The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a record holder (that is, in your own name) or as a beneficial owner (that is, through a nominee, such as a broker or bank). You may also hold shares as a participant in one of our employee benefit plans.

Voting by record holders

If you are a record holder, and received your materials by mail, you may vote your shares by completing, signing, and dating the proxy card and mailing it using the enclosed return envelope.

You also may vote prior to the Annual Meeting via the Internet, in the manner described on the proxy card or the Notice, including by scanning the QR code provided on the Notice or proxy card with your mobile device, or via telephone, in the manner described on the proxy card. In each case, you will need the 16-digit control number included in the Notice or the proxy card delivered to you in order to vote.

Finally, you may attend the Annual Meeting (virtually) and vote online during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HXL2024 and entering the 16-digit control number included in the Notice or the proxy card delivered to you. Please have your 16-digit number in hand when you access the website and then follow the instructions. Online check-in will begin at 10:15 a.m., eastern daylight time. Please allow time for the online check-in procedures. Even if you plan to virtually attend the Annual Meeting, we recommend that you vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by beneficial holders

If you are a beneficial owner, you should receive separate instructions from your broker, bank or other nominee describing how to vote. As a beneficial owner, you have the right to instruct the person or organization holding your shares on how to vote your shares.

Voting by participants in an employee benefit plan

If you hold shares through our Employee Stock Purchase Plan or our 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) savings plan, all shares of common stock for which the trustee has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. With respect to our Employee Stock Purchase Plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes, and those shares will not be voted by the custodian.

2024 Proxy Statement	vii

2024 PROXY STATEMENT SUMMARY

Our distribution agent, Broadridge Financial Solutions, Inc. (“Broadridge”), provides proxy materials to participants in these plans on behalf of the custodian or trustee. If you are a plan participant and also a record holder, Broadridge may combine the shares registered directly in your name and the shares credited to your applicable plan account onto one proxy card. If Broadridge does not combine your shares, you will receive more than one Notice or set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via the Internet, telephone or proxy card will serve as your voting instructions to the custodian or trustee. To allow sufficient time for voting by your custodian or trustee, your voting instructions must be received by 10:30 a.m., eastern daylight time, on April 29, 2024.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If your shares are held in more than one account, you will receive a Notice, a proxy card or a voting instruction form for each account. To ensure that all of your shares are voted, please follow the voting submission instructions you receive for each account.

How does the board of directors recommend that I vote?

The board recommends that you vote:

◾	FOR the election of the eight director nominees;

◾	FOR the approval, on an advisory, non-binding basis, of the company’s 2023 executive compensation; and

◾	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.

What if I return my proxy card or otherwise vote, but do not vote for all of the proposals?

All properly voted shares that we receive prior to the deadlines described in your Notice, proxy card or voting instruction form a will be voted at the Annual Meeting. The persons designated on the proxy card as “proxies” (the “proxy holders”) will vote all shares covered by the proxy in accordance with your instructions. If no instructions are given on a valid proxy, the proxy holders will vote the shares in accordance with the board’s recommendations.

If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares in their discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

What is a broker “non-vote”?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers are not permitted to vote on matters that are not considered “routine,” including the election of directors and the advisory vote on the compensation of our named executive officers; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters. Ratification of the appointment of Ernst & Young is considered a “routine” matter; therefore, your broker generally will have discretion to vote your shares on this proposal if you do not provide voting instructions.

How do I revoke a proxy?

If you are a record holder and have provided a proxy, you may revoke it at any time prior to the Annual Meeting by:

◾	giving written notice of revocation to our Corporate Secretary at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to CorporateSecretary@hexcel.com, with a later date than the date of any proxy you previously provided, so long as the revocation is received by our Corporate Secretary prior to the Annual Meeting;

◾	submitting a new, properly completed, subsequently dated proxy (whether by proxy card, online, or telephone), so long as it is received prior to the applicable voting deadline described in the Notice or proxy card; or

◾	joining the Annual Meeting and voting online during the meeting.

If you are a beneficial owner, you should contact your broker, bank, or other nominee for instructions on how to revoke your proxy or change your vote. If you are an employee stockholder who holds shares through one of our benefit plans, you should contact the trustee or custodian for instructions on how to revoke your proxy or change your vote.

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2024 PROXY STATEMENT SUMMARY

What are the quorum and vote requirements?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will exist if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting are present at the virtual annual meeting online or represented by proxy at the Annual Meeting. As of the record date, March 11, 2024, 83,097,501 shares of our common stock were issued and outstanding. The holders of 41,548,751 shares will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

The following table indicates the vote required for approval of each matter to be presented to the stockholders at the Annual Meeting and the effect of abstentions and broker non-votes.

	Required Vote	Effect of Abstentions and Broker Non-Votes
Proposal 1 — Elect eight directors	Number of votes cast “for” the nominee must exceed the number of votes cast “against” that nominee.	Abstentions and broker non-votes will have no effect on the voting for this matter.
Proposal 2 — Approve, on an advisory, non-binding basis, the company’s 2023 executive compensation	Affirmative vote of a majority of the shares of common stock present in person (virtually) or represented by proxy and entitled to vote.	Abstentions will have the effect of a vote “against.” Broker non-votes will have no effect on the voting for this matter.
Proposal 3 — Ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2024	Affirmative vote of a majority of the shares of common stock present in person (virtually) or represented by proxy and entitled to vote.	Abstentions will have the effect of a vote “against.” Broker non-votes (if any) will have no effect on the voting for this matter. As this is a “routine” proposal, if you do not provide voting instructions to your broker, your broker generally will have discretion to vote your shares on this proposal.

How may the company solicit my proxy?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained MacKenzie Partners, Inc., to assist in soliciting proxies for a fee of approximately $12,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, by telephone or by other forms of electronic communication, without additional compensation. We will reimburse brokers, banks and other nominees who hold shares of common stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares.

How will the votes at the Annual Meeting be tabulated?

At the Annual Meeting, Broadridge will tabulate all votes cast online during the Annual Meeting or by proxy. Its officers, employees or agents will serve as inspectors of election.

Where will I find the voting results on the proposals presented at the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K that we will file with the SEC, within four business days following the Annual Meeting.

How may I obtain a copy of the Annual Report and proxy materials?

We will provide by mail or by email, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023 (not including exhibits and documents incorporated by reference), this proxy statement, and the Annual Report and proxy materials for future Annual Meetings (once available) at your request. Please follow the instructions as set forth in the Notice, or you may direct your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@hexcel.com. These

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2024 PROXY STATEMENT SUMMARY

materials also are available, free of charge, at www.proxyvote.com and on our website at www.hexcel.com. Requests for materials relating to the Annual Meeting must be made by April 18, 2024 to facilitate timely delivery.

Several stockholders live at my address. Why did we receive only one copy of the Notice or one set of proxy materials?

We typically deliver only one copy of the Notice or one set of the proxy materials to multiple stockholders at the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered. Record holders who wish to receive a separate copy of the Notice or proxy materials in the future, or record holders sharing an address who wish to receive a single copy of the Notice or proxy materials in the future, should notify our company’s Corporate Secretary at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, by email to CorporateSecretary@hexcel.com, or by telephone at +1 (203) 969-0666. Beneficial owners who have the same address and wish to receive a separate copy of the Notice or proxy materials in the future should contact their broker, bank, or other nominee.

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PROPOSAL 1—ELECTION OF DIRECTORS

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, eight directors will be elected to hold office until the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

Majority Voting Standard for Election of Directors

Our Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this standard, which will apply to the election of directors at the Annual Meeting, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the vote. If a nominee who currently is serving as a director is not elected or reelected, Delaware law provides that the director will continue to serve on the board. However, each incumbent director nominee standing for election or reelection must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. The resignation is contingent upon both the director not receiving the required vote for election or reelection and the board’s acceptance of the resignation, which the board, in its discretion and in accordance with the procedures described below, may reject if it deems such rejection to be in the best interests of the company.

Prior to the board’s determination to accept or reject a resignation, the nominating, governance and sustainability committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. The board will take action on the committee’s recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board’s determination is not permitted to participate in the deliberations or votes of the committee or the board regarding the resignation.

In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected, which is not the case with respect to the election of directors at the Annual Meeting), a plurality voting standard will apply, and the directors with the highest number of “for” votes will be elected.

2024 Proxy Statement	1

PROPOSAL 1—ELECTION OF DIRECTORS

Information Regarding the Directors

Eight of our 10 current directors have been nominated for election to the board at the Annual Meeting. Dr. Marilyn L. Minus previously notified the board of her resignation from the board, effective April 22, 2024, to join our leadership team as Senior Vice President, Chief Technology Officer. Upon Dr. Minus’s resignation from the board, the size of the board will be reduced to nine. Further, Dr. Jeffrey A. Graves previously informed the board of his intention not to stand for reelection at the Annual Meeting and, therefore, effective as of the date of the Annual Meeting, the size of the board will be further reduced to eight. Proxies cannot be voted for a greater number of persons than the number of nominees named.

In connection with its determination that the eight director nominees should continue to serve on our board, the nominating, governance and sustainability committee considered, among other factors, certain key attributes, experience, qualifications and skills that the board considers valuable to ensure effective oversight of the company, which we refer to as “core competencies.” These core competencies are defined in the chart below and listed in each director nominee’s biography, as applicable. In addition to the core competencies, the nominating, governance and sustainability committee also considered the experience of certain directors in financing, mergers and acquisitions, investor relations, risk management and compliance, and other relevant areas related to issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business and other proposals suggested by management. The following chart summarizes the core competencies and illustrates how the eight director nominees collectively represent these core competencies. These indicators are intended to be a high-level summary of what the board views as the core competencies and are not a comprehensive list of each director’s skills or contributions to the board.

Executive Leadership	Financial Literacy	Public Company

8 out of 8 Experience in senior leadership at a large- scale or global operation	8 out of 8 An understanding of financial statements and financial reporting processes	8 out of 8 Experience with public company governance

Industry Experience	Global Business	Strategy & Marketing

8 out of 8 Expertise in the company’s industries and end markets it serves	7 out of 8 Experience with operations and business strategy outside the U.S.	6 out of 8 Experience in or management responsibility for developing business or marketing strategies

Manufacturing & Operations	Technology & Innovation	Sustainability

5 out of 8 Experience with complex manufacturing/operations	2 out of 8 Experience in research and development, engineering, science, digital media or technology	2 out of 8 Experience overseeing environmental, social and other sustainability initiatives

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Nick L. Stanage

Chairman, Chief Executive Officer and President Hexcel Corporation Age: 65 Director Since: 2013

Career Highlights

◾ Chairman (since January 2014), Chief Executive Officer (since August 2013) and President (since November 2009) of the company; previously its Chief Operating Officer (May 2012-August 2013)

◾ Former President of the Heavy Vehicle Products group at Dana Holding Corporation (2005-2009)

◾ Prior leadership roles of increasing significance at Honeywell Inc. (formerly Allied Signal) (1986-2005), including Vice President Integrated Supply Chain and Technology for the Consumer Products Group and Vice President and General Manager of the Aerospace Group’s Engine Systems and Accessories Division

Other Current Public Company Directorships

◾ TriMas Corporation, since November 2013 (compensation committee; governance and nominating committee)

Core Competencies:

◾ Extensive experience with management, strategy, financial and operational requirements of a global manufacturing company

◾ Substantial knowledge of the company’s industry, technologies, customers and product base

◾ In-depth understanding of the company’s operations, growth opportunities and challenges

Jeffrey C. Campbell

Retired Vice Chairman and Chief Financial Officer American Express Company Age: 63 Director Since: 2003 (Lead Director since 2018) Committees: Audit (Chair); Nominating, Governance and Sustainability

Career Highlights

◾ Former Vice Chairman (April 2021-March 2024) and Chief Financial Officer (August 2013-August 2023) of American Express Company, a global services company; previously Executive Vice President, Chief Financial Officer (August 2013-April 2021)

◾ Former Executive Vice President and Chief Financial Officer of McKesson Corporation (2004-2013)

◾ Positions of increasing significance at American Airlines (1990-2003), including Senior Vice President and Chief Financial Officer of AMR Corp., then parent company of American Airlines

Other Current Public Company Directorships

◾ Aon plc, since March 2018 (audit committee (chair); executive committee; organization and compensation committee)

Core Competencies:

◾ Extensive finance and accounting experience; SEC “audit committee financial expert”

◾ Significant experience in compliance, risk management, financing, systems solutions, investor relations, and sustainability strategy

◾ Senior leadership and management positions in the commercial aviation industry

◾ In-depth knowledge of the company’s operations, customers and product base

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James J. Cannon

President and Chief Executive Officer AM General LLC Age: 53 Director Since: 2024 Committees: Compensation

Career Highlights

◾ President and Chief Executive Officer AM General LLC, a heavy vehicle and contract automotive manufacturer, since September 2021

◾ Former Chief Executive Officer of FLIR Systems Inc. (now known as Teledyne FLIR LLC) prior to its acquisition by Teledyne Technologies, which specializes in the design and production of thermal imaging cameras and sensors (June 2017-June 2021)

◾ Prior leadership roles of increasing significance at Stanley Black & Decker, Inc, including President, Stanley Security for North America and Emerging Markets

◾ Served in the U.S. Army as an Infantryman and Armor Officer

Former Public Company Directorships

◾ FLIR Systems Inc. (2017-2021)

◾ Lydall Inc. (2017-2021)

Core Competencies:

◾ Extensive knowledge and experience in executive leadership and operational and management issues relevant to global manufacturing environments, in particular for defense technologies

◾ Significant strategy and marketing experience in the defense, aerospace and industrial industries

◾ In-depth public company governance experience

Cynthia M. Egnotovich

Retired President, Aerospace Systems Customer Service United Technologies Corporation Age: 66 Director Since: 2015 Committees: Audit; Nominating, Governance and Sustainability (Chair)

Career Highlights

◾ Former President, Aerospace Systems Customer Service of United Technologies Corporation (July 2012-November 2013)

◾ Prior leadership roles of increasing significance at Goodrich Corporation (1986-2012, when acquired by United Technologies Corporation), including Segment President, Nacelles and Interior Systems, Segment President of Engine Systems, Segment President of Electronic Systems and Segment President of Engine & Safety Systems

Other Current Public Company Directorships

◾ Triumph Group, Inc., since September 2022 (audit committee; nominating, governance and sustainability committee)

Former Public Company Directorships

◾ The Manitowoc Company (2008-2016)

◾ Welbilt, Inc. (2016-2022)

Core Competencies:

◾ Extensive senior leadership and management experience in the aerospace industry

◾ Significant experience overseeing and assessing the performance of companies, as well as their accountants

◾ In-depth global manufacturing and public company governance experience

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Thomas A. Gendron

Retired Chairman, Chief Executive Officer and President Woodward, Inc. Age: 63 Director Since: 2010 Committees: Compensation

Career Highlights

◾ Former Chairman (2008-2022) and Chief Executive Officer and President (2005-2022) of Woodward, Inc., a designer, manufacturer and service provider of control solutions for the aerospace and industrial markets

◾ Prior leadership roles of increasing significance at Woodward, Inc., including Chief Operating Officer and President (2002-2005), Vice President and General Manager of Industrial Controls (2001-2002), Vice President of Industrial Controls (2000-2001), and Director of Global Marketing and Industrial Controls’ Business Development (1999-2000)

Former Public Company Directorships

◾ Woodward, Inc. (2005-2022)

Core Competencies:

◾ Extensive manufacturing, operations, strategy and marketing experience in the aerospace and industrial industries

◾ Significant knowledge and experience in executive leadership and operational and management issues relevant to global manufacturing environments

◾ In-depth experience overseeing executive compensation

Guy C. Hachey

Retired President and Chief Operating Officer Bombardier Aerospace, Inc. Age: 68 Director Since: 2014 Committees: Compensation (Chair); Nominating, Governance and Sustainability (as of May 2, 2024)

Career Highlights

◾ Former President and Chief Operating Officer of Bombardier Aerospace, Inc. (May 2008-September 2014)

◾ Prior leadership roles of increasing significance at Delphi Corporation, including Vice President, Delphi Corporation and President, Delphi Europe, Middle East and Africa, and Executive Champion for Delphi’s global manufacturing operations

◾ Variety of manufacturing and engineering leadership positions at General Motors Corporation

Former Public Company Directorships

◾ Meggitt plc (2019-2022)

Core Competencies:

◾ Extensive manufacturing, operations, strategy, merger & acquisition and marketing experience in the aerospace and automotive industries

◾ Significant knowledge and experience in executive leadership and operational and management issues relevant to global manufacturing environments

◾ In-depth experience overseeing executive compensation

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PROPOSAL 1—ELECTION OF DIRECTORS

Dr. Patricia A. Hubbard

Senior Vice President and Chief Technology Officer Cabot Corporation Age: 57 Director Since: 2024 Committees: Nominating, Governance and Sustainability

Career Highlights

◾ Senior Vice President and Chief Technology Officer of Cabot Corporation, a specialty chemicals and performance materials company, since February 2018

◾ Former Vice President of R&D for the Label and Graphic Materials division in North America of Avery Dennison, an adhesive, label and packaging manufacturing company (September 2016 to February 2018)

◾ Prior leadership roles of increasing significance at Avient Corporation and General Electric

◾ Member of the American Chemical Society, National Academies’ Chemical Sciences Roundtable, and serves on the board of directors of NAATBatt International

Core Competencies:

◾ Ph.D. in Polymer Science and extensive experience in product development and qualification processes, including for automotive and defense industries

◾ Significant experience in development of materials for alternative energy applications and with environmental sustainability strategy implementation, including emissions reduction technology

◾ Senior leadership and management role at a global manufacturing organization with a focus on technology strategy, marketing and business integration

Catherine A. Suever

Retired Executive Vice President – Finance and Administration and Chief Financial Officer Parker-Hannifin Corporation Age: 65 Director Since: 2018 Committees: Audit; Compensation (as of May 2, 2024)

Career Highlights

◾ Former Executive Vice President—Finance and Administration and Chief Financial Officer of Parker-Hannifin Corporation, a leading worldwide manufacturer of motion and control technologies and systems (April 2017-December 2020)

◾ Prior leadership roles of increasing significance at Parker-Hannifin Corporation, including Vice President and Corporate Controller (2010-2017), Vice President and Controller, Climate & Industrial Controls Group (2008-2010), Assistant Treasurer (2007-2008), Director, Finance and Investor Relations Support (2006-2007), Manager of External Reporting and a Division Controller and Business Unit Manager for the Gas Turbine Fuel Systems Division

◾ Member of the American Institute of Certified Public Accountants

Other Current Public Company Directorships

◾ Ingredion Incorporated, since August 2021 (audit committee)

Core Competencies:

◾ Extensive experience in finance and accounting; SEC “audit committee financial expert”

◾ Significant experience in compliance, risk management, financing, systems solutions and investor relations

◾ Senior leadership and management role at a global manufacturing organization serving both aerospace and industrial markets

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

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Independence of Directors

Our board has affirmatively determined that each current member of our board of directors is independent within the meaning of the listing standards of the NYSE, other than Mr. Stanage, our Chairman of the Board, Chief Executive Officer and President. In addition, the board has determined that the members of the audit committee, compensation committee and nominating, governance and sustainability committee are, and were during the year ended December 31, 2023, independent within the meaning of the NYSE listing standards, including the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making its independence determinations, the board considered the following: Mr. Campbell is a non-employee director of a company that provides consulting services to us; Ms. Egnotovich is a non-employee director of a company that was, during 2021, a customer of ours; Mr. Hachey was, during 2022, a non-employee director of a company that is both a customer and a supplier of ours; and Dr. Minus will join our leadership team as Senior Vice President, Chief Technology Officer effective April 22, 2024. After considering, among other things, purchases by each company that is a customer as a percentage of our total sales, our purchases of goods or services from each company that is a supplier or service provider as a percentage of such company’s total sales, and that Mr. Campbell, Ms. Egnotovich and Mr. Hachey were not employed by the companies referenced above, the board concluded that our relationships with these companies do not impair Mr. Campbell’s, Ms. Egnotovich’s or Mr. Hachey’s independence. Further, after considering that Dr. Minus was not employed or compensated by us other than as a non-employee director in 2023, she is and will remain independent for the remainder of her term.

Board Service

Director Tenure

The company has a majority voting standard for the election of directors, as described above under “Majority Voting Standard for Election of Directors.”

Our corporate governance guidelines also provide that the nominating, governance and sustainability committee is required to consider the previously tendered resignation of any non-employee director who retires, changes his or her employer or experiences a significant reduction in his or her professional or employment responsibilities, and recommend to the board whether to accept such resignation. The board, on the recommendation of the committee, may decline to accept any such resignation. During 2023, the previously tendered resignation of Mr. Campbell was considered under this policy upon his retirement as Chief Financial Officer of the American Express Company and his anticipated retirement as Vice Chairman on March 1, 2024. On September 13, 2023, upon the recommendation of the nominating, governance and sustainability committee, and after considering factors relevant to Mr. Campbell’s continued service on the board, the board rejected Mr. Campbell’s previously tendered resignation.

Our corporate governance guidelines require employee directors to resign from the board at the time when they are no longer employed by the company. In addition, it is the general policy of the company that no director having attained the age of 70 years shall be nominated for reelection or reappointment to the board.

Director Overboarding Policy

Pursuant to our corporate governance guidelines, directors may not serve on a total of more than four public company boards, and no director who serves as chief executive officer of a public company may serve on a total of more than three public company boards (including the board of the company of which such director is the chief executive officer). All of our current directors comply with our overboarding policy. However, we are aware that some of our stockholders have their own board membership policies that are more restrictive than our policy. When a director joins our board and during the peer evaluation process, which most recently took place in 2023 and will occur again in 2025, we ensure that each director has sufficient time to be a productive member of our board and has exhibited this capacity through his or her contributions to board discussions and decision-making. Our board believes that the above policy strikes the right balance by allowing for the experience gained through membership on other boards and the time commitment needed for engaged board service.

Meetings and Standing Committees of the Board of Directors

General

During 2023, there were five meetings of the board, and 16 meetings in the aggregate of the three standing committees of the board. Each of the incumbent directors attended or participated in at least 75% of the aggregate number of board meetings and applicable

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PROPOSAL 1—ELECTION OF DIRECTORS

committee meetings held during 2023. A director is expected to regularly attend and participate in meetings of the board and of the committees on which the director serves, and to attend the annual meeting of stockholders, pursuant to the company’s corporate governance guidelines. Each of our then-serving directors virtually attended the last annual meeting of stockholders.

During 2023, the board had the following standing committees: audit committee; compensation committee; and nominating, governance and sustainability committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of the three standing committees operates under a charter which is reviewed at least annually by the relevant committee and approved by the board. The charter for each committee requires that all members be independent, as required by NYSE listing standards. Our board has also adopted corporate governance guidelines. All committee charters and the corporate governance guidelines are available through the Investor Relations section of our website, www.hexcel.com, under “Governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@Hexcel.com.

The following table provides information regarding the current membership of each standing board committee:

Name	Audit	Compensation(1)	Nominating, Governance and Sustainability(2)
Jeffrey C. Campbell	Chair		∎
James J. Cannon		∎
Cynthia M. Egnotovich	∎		Chair
Thomas A. Gendron		∎
Dr. Jeffrey A. Graves		∎	∎
Guy C. Hachey		Chair
Dr. Patricia A. Hubbard			∎
Catherine A. Suever	∎

(1)	Mr. Cannon was appointed to the compensation committee upon his appointment to the board, effective January 5, 2024.

(2)

Dr. Minus served on the nominating, governance and sustainability committee until January 5, 2024. Dr. Hubbard was appointed to the nominating, governance and sustainability committee upon her appointment to the board, effective January 5, 2024.

Assuming election of the following directors at the Annual Meeting, the membership of each standing board committee will be as follows, effective May 2, 2024:

Name	Audit	Compensation	Nominating, Governance and Sustainability
Jeffrey C. Campbell	Chair		∎
James J. Cannon		∎
Cynthia M. Egnotovich	∎		Chair
Thomas A. Gendron		∎
Guy C. Hachey		Chair	∎
Dr. Patricia A. Hubbard			∎
Catherine A. Suever	∎	∎

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 Audit Committee

Jeffrey C. Campbell CHAIR Other Current Members Cynthia M. Egnotovich Catherine A. Suever Number Of Meetings: 8 Actions By Written Consent: 0

Overview

The audit committee assists the board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 62 of this proxy statement.

Committee Responsibilities

All members of our audit committee meet the financial literacy requirements of the NYSE. In addition, our board has determined that Jeffrey C. Campbell and Catherine A. Suever are each an “audit committee financial expert” under SEC rules.

The audit committee has adopted procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters by employees, stockholders or other persons. Any person with such a complaint should report it to the board as set forth under “Contacting the Board” on page 14 of this proxy statement. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

 Compensation Committee

Guy C. Hachey CHAIR Other Current Members James J. Cannon Thomas A. Gendron Dr. Jeffrey A. Graves Number Of Meetings: 6 Actions By Written Consent: 0

Overview

The compensation committee articulates our compensation policy and principles, reviews and approves our compensation programs, including director compensation, and oversees our benefit plans. In this regard, the compensation committee oversees the administration of our incentive plans and may make grants, for example, of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and performance share awards (“PSAs”) to executive officers, other key employees, directors and consultants; any such grants to Mr. Stanage are subject to approval by our independent directors. The compensation committee may delegate its authority to a subcommittee of its members.

Committee Responsibilities

Additional information regarding the compensation committee, including additional detail about the policies and principles of our compensation program, and information concerning the compensation consultant retained by the compensation committee (including a description of services provided by the consultant), is set forth under “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement.

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 Nominating, Governance and Sustainability Committee

Cynthia M. Egnotovich CHAIR Other Current Members Jeffrey C. Campbell Dr. Jeffrey A. Graves Dr. Patricia A. Hubbard Number Of Meetings: 2 Actions By Written Consent: 1

Overview

The nominating, governance and sustainability committee of the board identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and maintains our corporate governance principles; oversees the evaluation of the board and the committees of the board; and assists the board in fulfilling its oversight responsibilities relating to the company’s sustainability strategy.

Committee Responsibilities

The nominating, governance and sustainability committee oversees the evaluation of the board’s and each committee’s performance at least annually. In addition, the nominating, governance and sustainability committee, in collaboration with the lead director, conducts a peer review of individual directors every other year. The board evaluation process is more fully described under “Board Evaluation Process” on page 12 below.

The nominating, governance and sustainability committee also reviews, at least on an annual basis, and reports to the board on trends and changes with respect to corporate governance law, regulation, and practice and with respect to the company’s sustainability strategy, including initiatives and policies relating to environmental stewardship, corporate social responsibility and corporate culture (except where delegated to other board committees). The committee also considers any other corporate governance and sustainability issues that arise from time to time and develops related recommendations for the board to consider.

Director Candidate Process

Under the charter of the nominating, governance and sustainability committee and our corporate governance guidelines, the nominating, governance and sustainability committee is responsible for assessing the appropriate balance of criteria required of board members and, in considering potential director candidates, will consider, among other things, the background and qualifications of the potential director candidate, including knowledge, experience, diversity (such as race, gender and national origin), personal and professional integrity, business judgment, time availability in light of other commitments, potential conflicts of interest and such other factors that the nominating, governance and sustainability committee considers appropriate in the context of the needs or stated requirements of the board, including the core competencies. The nominating, governance and sustainability committee has independent authority to select and retain a search firm to assist it in identifying qualified candidates for board membership and has the sole authority to approve the search firm’s fees and terms of engagement.

The committee engaged an external search firm to identify candidates for appointment to the board of directors in 2023. The search firm identified multiple candidates for consideration, including Mr. Cannon and Dr. Hubbard, who were each appointed to the board in January 2024 upon the recommendation of the nominating, governance and sustainability committee, based on its evaluation of each of Mr. Cannon and Dr. Hubbard (including, without limitation, through interviews with each of Mr. Cannon and Dr. Hubbard, completion of a questionnaire and related procedures).

While we do not have a formal policy with regard to consideration of diversity in identifying director nominees, both the charter of the nominating, governance and sustainability committee and our corporate governance guidelines list diversity (such as race, gender and national origin) as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, in addition to race, gender and national origin. In 2023, the committee explicitly requested that the external search firm engaged to identify candidates for appointment to the board of directors include gender diverse candidates, as well as racially and ethnically diverse candidates, in the slate for consideration and the committee expects to include a similar requirement when engaging in general searches for board candidates in the future.

The nominating, governance and sustainability committee will consider director candidates recommended by stockholders, as well as by other sources, including our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the

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candidate, according to the criteria set forth above. To have a director candidate considered by the committee, a stockholder must submit the recommendation in writing to the Corporate Secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of our prior year’s annual meeting of stockholders. For the 2025 Annual Meeting of Stockholders, such recommendations must be received by the Corporate Secretary no later than January 2, 2025. The stockholder must supply the following with his or her recommendation, as well as the information required to be provided by stockholders nominating persons for election to the board, as described in our Bylaws:

◾	The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock; and

◾

The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the candidate’s consent to be named as a director if selected by the committee and nominated by the board.

In connection with its evaluation, the nominating, governance and sustainability committee may request additional information from the candidate or the recommending stockholder. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Board Leadership Structure

As stated in our corporate governance guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer (“CEO”). The board believes that the decision as to whether the positions of Chairman and CEO should be combined or separated, and whether an executive or an independent director should serve as Chairman if the roles are split, should be based upon the particular circumstances facing the company. Maintaining a flexible policy allows the board to choose the leadership structure that best serves the interests of the company and its stockholders at any particular time. At this time, the board continues to believe that combining the roles of CEO and Chairman is in the best interest of the company and its stockholders. The board believes that it is appropriate for Mr. Stanage to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe our board structure and board and committee oversight processes serve to facilitate our maintenance of a high standard of corporate governance and effective accountability of the CEO to the board, including the following:

◾	Each of the other directors on the board is independent;

◾	The board has named a highly qualified lead director, whose responsibilities are described below;

◾	Mr. Stanage’s performance and compensation is reviewed, and his compensation is recommended, by the compensation committee, subject to approval by the independent directors as a group;

◾	The independent directors meet regularly in executive session without management; and

◾	The board regularly reviews performance, management development and succession plans for executive positions.

Our Bylaws provide that if the Chairman of the Board is not independent, as is the case with Mr. Stanage, then the independent directors are required to designate an independent board member to serve as lead director. The independent directors have designated Mr. Campbell to serve as lead director. In addition to his authority to call a meeting of the independent directors, Mr. Campbell has the responsibilities listed below:

◾	Oversees the flow of information to the board;

◾	Determines the annual master agenda for board meetings with input from management and other directors;

◾	Collaborates with the CEO to set meeting agendas and ensure that information and materials that are important to the board’s understanding of agenda items are sufficient in scope;

◾	Oversees the board’s performance evaluations of the CEO and provides feedback directly to the CEO;

◾	Collaborates with the nominating, governance and sustainability committee to conduct peer reviews of individual directors as part of the board’s evaluation process;

◾	Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern; and

◾	Collaborates with the nominating, governance and sustainability committee in monitoring the composition and structure of the board.

Under our corporate governance guidelines, non-management directors are required to meet in executive session, without management, on a regularly scheduled basis, but no less than two times a year. The lead director presides at such sessions.

The board periodically reviews the board’s leadership structure and its appropriateness given the needs of the board and the company at such time. In addition, the board believes its risk oversight framework, as described under “Risk Oversight” on page 13 of this proxy statement, would be effective under a variety of leadership structures, and therefore does not materially affect its choice of structure.

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Board Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of the board of directors. Our corporate governance guidelines assign responsibility for overseeing the annual board and committee evaluation process to the nominating, governance and sustainability committee. The evaluation process is adopted by the board upon recommendation of the nominating, governance and sustainability committee. The current board and committee evaluation process involves an annual self-evaluation by each director of the board as a whole and each standing committee of the board on which he or she serves and, every other year, a review of each individual director by his or her peer directors. The last individual director peer review was conducted in 2023 and the next one is scheduled for 2025.

Annual Board and Committee Self-Evaluation

Topics include board and committee effectiveness, size, composition and frequency of meetings, director access to management, the sufficiency and timeliness of information and materials provided by management, and the sufficiency of processes for risk oversight, as well as the overall mix of director skills, experience and backgrounds

Questionnaires	Nominating, Governance and Sustainability Committee Discussion	Board Review and Recommendations
Each director completes a questionnaire evaluating the board of directors as a whole and each standing committee of the board on which he or she serves.	The results of the survey are aggregated, summarized by the General Counsel, and presented to the nominating, governance and sustainability committee for discussion.	The nominating, governance and sustainability committee provides a report, with recommended governance changes, if any, to the board and each committee.

Biennial Individual Director Peer Review

Topics include individual director experience, background, skills, overall commitment and contribution to the effectiveness of the board of each director

Interviews	Individual Director Discussions	Board Review and Recommendations
The lead director interviews each of the other directors to obtain an evaluation of all of the other directors, except the lead director. The chair of the nominating, governance and sustainability committee conducts a similar interview of each other director evaluating the lead director.	Each director then receives feedback from the lead director, and the lead director receives feedback from the chair of the nominating, governance and sustainability committee. The evaluations by each director remain anonymous to the extent reasonable.	If the lead director or the chair of the nominating, governance and sustainability committee believes that significant issues arise from the peer evaluations, he or she presents those concerns to the board.

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Risk Oversight

## Board of Directors

- The board is actively involved in overseeing our risk management, both directly and through its standing committees, which provide regular reports to the board.
- Management presents to the board regularly regarding material risks facing the company, during which the board helps management define key risk and business continuity indicators, and determines any additional actions that should be taken to mitigate the risks.
- The board is regularly provided updates from leaders of our business units and engages in an in-depth strategic review where the most significant risks affecting the company's long-term plan are discussed.
- Our Chief Information Officer regularly reviews information technology and cybersecurity risks and the measures implemented to mitigate such risks with the board.
- The board regularly reviews the company's sustainability strategy with members of the company's sustainability strategy team, comprised of senior-level company employees representing each of the company's business units and functional groups, including matters related to climate change and long-term emissions reduction goals.
- Management updates the board regularly on significant human capital matters related to succession planning, diversity and inclusion, employee health and safety, and talent attraction, retention and development.

### Audit Committee

**Oversees risks related to:**

- financial statements and financial reporting and accounting and internal controls, including meeting in executive session with independent auditor and internal audit
- the company's ethics and compliance program
- regulatory compliance
- tax
- insurance
- currency exchange and hedging policies

### Compensation Committee

**Oversees risks related to:**

- board and executive compensation policies and practices
- welfare and benefit plans
- talent attraction, motivation and retention

### Nominating, Governance & Sustainability Committee

**Oversees risks related to:**

- corporate governance practices
- board succession
- sustainability strategy and initiatives, policies and long-term goals related to the company's sustainability areas of focus

## Senior Management

The company has an active enterprise risk management program, which is designed to measure, manage and aggregate risks on an enterprise-wide basis, and provide a systematic approach to risk assessment and mitigation. Under the enterprise risk management program, management identifies and assesses various risks facing the company, including internal risks related to our operations, strategy, financial condition, and employees, and external risks related to our markets, geographic locations and geopolitical conditions, global supply chain, cybersecurity, regulatory environment, sustainability (including climate change), and macroeconomic outlook, taking into account the likelihood of occurrence and potential impact. Management is responsible for developing an action plan to eliminate, mitigate or monitor such risks.

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PROPOSAL 1—ELECTION OF DIRECTORS

Succession Planning

The board regularly engages in a review of management development and succession planning to assess organizational and leadership effectiveness and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions. In addition to the nominating, governance and sustainability committee’s review of the company’s human capital management actions and diversity and inclusion initiatives as part of its oversight of sustainability strategy, and the compensation committee’s review of risks relating to talent attraction, motivation and retention, during the board’s review of management development and succession planning, the full board reviews information related to the company’s diversity and inclusion metrics and initiatives, as well as other human capital strategy matters, including talent attraction, retention and development programs.

Stockholder Engagement

The company welcomes and seeks stockholder engagement throughout the year, and management will be available to answer questions from stockholders at the Annual Meeting. In addition, company management conducts stockholder outreach throughout the year to ensure management understands and considers the issues that matter most to our stockholders, including related to governance, sustainability and executive compensation practices. Management regularly apprises the board of relevant and topical investor feedback. We provide regular updates regarding the company’s performance and strategic actions to the investor community, and we participate in numerous investor conferences, one-on-one meetings, earnings calls that include a question-and-answer period for analysts, investor days, and educational investor and analyst conversations. We also communicate with stockholders and other stakeholders through various other methods, including our annual report, proxy statement and other filings with the SEC, news releases, social media, webcasts and the Hexcel website. We believe ongoing stockholder engagement allows us to communicate our strategy, as well as understand and effectively respond to any stockholder concerns.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the lead director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to CorporateSecretary@hexcel.com. The Corporate Secretary will review all communications and forward them to the lead director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or public disclosures, but will maintain a record of these communications and make them available to the lead director. Any communications received by the lead director relating to accounting, internal controls or auditing matters will promptly be brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our directors, officers and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct, which applies to all of our directors, officers and employees worldwide, and addresses in detail our expectations with regard to conduct that fulfills our policy. The Code can be viewed on the Investor Relations section of our website, www.hexcel.com, under “Governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@Hexcel.com. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the Investor Relations section of our website under “Governance.”

Insider Trading Policies and Procedures

The board of directors has adopted an insider trading policy (“Insider Trading Policy”) that applies to all of the company’s directors, officers and employees, as well as certain other designated individuals, to prevent the misuse of confidential information about the company, as well as other companies in the event that any person covered by the Insider Trading Policy becomes aware of material nonpublic information about such companies in the course of his or her duties for Hexcel, and to promote compliance with the securities laws. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities while aware of material nonpublic information and prohibits directors, executive officers and certain other employees from engaging in transactions in Hexcel’s

14	2024 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

securities during certain periods, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”). In addition, certain individuals, including directors and officers, are required to receive prior approval from the company’s General Counsel prior to engaging in transactions in the company’s securities, with notice to the Chief Executive Officer (for company leadership team members) and consultation with the compensation committee chair (for the Chief Executive Officer and Chief Financial Officer). The Insider Trading Policy and related Guidelines for Rule 10b5-1 Trading Plans also set forth mandatory guidelines that apply to all executive officers, directors and employees of the company who adopt Rule 10b5-1 plans for trading in the company’s securities, which are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans.

Director Compensation in 2023

The company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the board, and an equity component, which is designed to align the interests of non-employee directors and stockholders. The company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the company receive no additional compensation for their service on the board.

The compensation committee regularly reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full board. As part of this annual review, the compensation committee considers the significant time commitment and skill level required by each non-employee director in serving on the board and its various committees. The compensation committee seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, benchmarks our director compensation program against the peer group we use to evaluate our executive compensation program.

Annual non-employee director cash compensation consists of a retainer of $88,000, plus:

◾	$25,000 for the lead director;

◾	$10,000 for each member of the audit committee;

◾	$7,500 for each member of the compensation committee; and

◾	$7,500 for each member of the nominating, governance and sustainability committee.

Each committee chair receives the following additional annual compensation:

◾	$12,500 for the audit committee chair;

◾	$7,500 for the compensation committee chair; and

◾	$7,500 for the nominating, governance and sustainability committee chair.

Under our non-employee director compensation program, each non-employee director is permitted to elect to receive RSUs in lieu of his or her annual cash retainer (“Retainer RSUs”). In addition, upon initial election to the board and each reelection thereafter, each non-employee director receives a grant of RSUs (“Annual RSUs”) in an amount determined by the compensation committee following its receipt of the advice of its independent compensation consultant and its consideration of other relevant factors. The grant date value of Annual RSUs issued to directors in 2023 was $120,000. Non-employee director RSUs granted in 2023 vest daily over the twelve months following the date of grant and convert into an equivalent number of shares of our common stock on the first anniversary of the grant date unless the director elects to defer conversion and delivery of the shares underlying the RSUs until termination of their service as a director. Vesting of Retainer RSUs is accelerated upon any termination of service as a director. If and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU then held by the non-employee director equal to the cash dividend that we pay to holders of our common stock, which vest at the same time as the underlying RSUs to which they relate and are paid in cash.

In addition to the annual compensation described above, if a special committee is designated by the board, each non-employee director who serves on the special committee will receive $1,000 for each meeting attended.

2024 Proxy Statement	15

PROPOSAL 1—ELECTION OF DIRECTORS

Our stock ownership guidelines, which are described on page 38, apply to non-employee directors, as well as executive officers. As of the last ownership testing date, December 31, 2023, all of our then-appointed non-employee director nominees held the requisite number of shares. Mr. Cannon and Dr. Hubbard were appointed as directors in January 2024.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Jeffrey C. Campbell	143,000	119,977	262,977
Cynthia M. Egnotovich	113,000	119,977	232,977
Thomas A. Gendron	95,500	119,977	215,477
Dr. Jeffrey A. Graves	102,895	119,977	222,872
Guy C. Hachey	103,000	119,977	222,977
Dr. Marilyn L. Minus	95,500	119,977	215,477
Catherine A. Suever	97,895	119,977	217,872

(1)

The amounts in this column represent the fees that were earned or paid in cash, plus the grant date fair value of Retainer RSUs granted to Dr. Graves and Ms. Suever, who each elected to receive Retainer RSUs in lieu of their annual cash retainer for 2023. On January 13, 2023, April 7, 2023, July 14, 2023, and October 6, 2023, Dr. Graves and Ms. Suever were each issued 349, 335, 288 and 326 Retainer RSUs in lieu of their quarterly annual retainer payments, respectively, having a grant date fair value per Retainer RSU granted of $62.97, $65.64, $76.17 and $67.46, respectively. The foregoing grant date fair values were computed in accordance with Accounting Standards Codification 718, “Compensation—Stock Compensation” (“ASC 718”). The amounts do not correspond to the actual value that will be realized by a director. For additional information regarding the assumptions made in calculating these amounts, see Note 13, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	The grant date fair value of each Annual RSU granted to directors on May 4, 2023 was $71.33, computed in accordance with ASC 718.

(3)

As of December 31, 2023, each of our non-employee directors held 1,682 Annual RSUs that were not yet eligible for conversion, which excludes (a) Retainer RSUs that a director elected to receive in lieu of the director’s annual cash retainer as disclosed in footnote 1 above and (b) RSUs for which a director has elected to defer conversion and delivery until termination of his or her service with the board. All RSUs granted prior to the 2023 Annual Meeting have either been converted into common stock or are subject to a director election to defer conversion. Each director (other than Ms. Suever and Dr. Minus) elected to defer conversion and delivery of common stock underlying the RSUs granted in 2023 until termination of his or her service as a director.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our current executive officers as of the date of this proxy statement. For additional information concerning Mr. Stanage, who has been an executive officer of Hexcel since 2009, see “PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors” on page 3.

Patrick J. Winterlich

Executive Vice President and Chief Financial Officer Executive Officer Since: 2017 Age: 54

Career Highlights

◾ Executive Vice President and Chief Financial Officer of Hexcel since September 2017.

◾ Prior leadership roles of increasing significance at Hexcel since 1998 in Finance, Operations and Information Technology.

◾ Served in several financial capacities at Courtaulds plc, a U.K. international chemicals company.

◾ Member of the Chartered Institute of Management Accountants.

Gina Fitzsimons

Executive Vice President, Chief Human Resources Officer Executive Officer Since: 2022 Age: 53

Career Highlights

◾ Executive Vice President, Chief Human Resources Officer of Hexcel since June 2022; Senior Vice President, Chief Human Resources Officer (January 2022-May 2022); Vice President, Global Total Rewards and Talent (May 2020-January 2022); and Vice President, Global Total Rewards (June 2019-May 2020).

◾ Prior leadership roles of increasing significance at Avon Products, Inc., a global manufacturer and marketer of beauty and related products (2007-2017), including Group Vice President—Global Total Rewards and Human Resources Business Partner (2016-2017), Vice President, Human Resources Business Partner (2014-2016) and Vice President, Total Rewards Leader (2011-2014).

◾ Various global compensation and business development roles at Reader’s Digest (2001-2007) and Citigroup (1997-2001).

2024 Proxy Statement	17

EXECUTIVE OFFICERS

Gail E. Lehman

Executive Vice President, General Counsel and Secretary Executive Officer Since: 2017 Age: 64

Career Highlights

◾ Executive Vice President, General Counsel and Secretary of Hexcel since January 2017.

◾ Previously Chief Administrative Officer, General Counsel & Corporate Secretary (March 2012-December 2016); Vice President of Human Resources, General Counsel and Corporate Secretary (February 2011-March 2012); and Vice President, General Counsel and Secretary (January 2010-February 2011) at Noranda Aluminum Holding Corporation.*

◾ Served as Vice President, General Counsel and Corporate Secretary for Hawker Beechcraft Corporation (July 2007-August 2009) and Covalence Specialty Materials Corporation (April 2006-May 2007).

◾ Various positions of increasing responsibility in the Honeywell International Inc. Law Department (1993-April 2006), including Assistant General Counsel, Treasury and Finance, and Assistant Secretary (November 2001-April 2006).

* On February 8, 2016, Noranda filed for bankruptcy protection under the U.S. Bankruptcy Code.

Philippe Chevrier

President, Americas & Global Fibers Executive Officer Since: 2023 Age: 48

Career Highlights

◾ President, Americas & Global Fibers of Hexcel since July 1, 2023; President, Aerospace Americas (January 2023-July 2023).

◾ Previously held various roles of increasing responsibility at Honeywell International Inc., a diversified technology and manufacturing company (2003-July 2022), including most recently President of Aerospace Software, Services & Connectivity (January 2022-July 2022); Vice President and General Manager—Honeywell Aerospace Services & Connectivity (June 2021-January 2022); Vice President and General Manager—Honeywell Aerospace Customer Business Segment (June 2018-June 2021); and Vice President—Program Management for Honeywell Aerospace (July 2016-June 2018).

◾ Prior roles at Honeywell International Inc., beginning in 2003, include General Manager (Milan); Emerging Regions Business Development Leader—China and India; Program Leader—Aftermarket Operations; Business Director—EADS Group and Dassault; Customer Business Director—Defense International OEMs; and Senior Director and General Manager (Switzerland).

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EXECUTIVE OFFICERS

Thierry Merlot

President, Aerospace, Europe, Middle East, Africa and Asia Pacific & Industrial Executive Officer Since: 2016 Age: 63

Career Highlights

◾ President, Aerospace, Europe, Middle East, Africa and Asia Pacific & Industrial of Hexcel since May 2020; President, Aerospace, Europe, Middle East, Africa and Asia Pacific (May 2016-May 2020); and Vice President and General Manager—Aerospace, Europe, Middle East, Africa and Asia Pacific (2010-May 2016).

◾ Previously held various sales and marketing positions in Europe and Asia Pacific for Ciba-Geigy (1988-1996), until Hexcel and Ciba-Geigy’s Composites business merged in 1996.

◾ Served as R&D process engineer and Quality Manager for composite materials at Dassault Aviation (1983-1988).

2024 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of December 31, 2023 with respect to the ownership by any person known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock (the number of shares held by each listed stockholder may have changed subsequent to December 31, 2023):

Name	Number of Shares of Common Stock	Percent of Common Stock(1)
BlackRock, Inc.(2)	8,926,898	10.7%
The Vanguard Group, Inc.(3)	7,846,871	9.4%
AllianceBernstein L.P.(4)	5,225,507	6.3%
Morgan Stanley (5)	4,722,128	5.7%
EARNEST Partners, LLC(6)	4,517,986	5.4%

(1)	Based on 83,097,501 shares of common stock outstanding as of March 11, 2024.

(2)

BlackRock, Inc. is the parent of several subsidiaries that hold the shares listed in the table, of which BlackRock Fund Advisors beneficially owns more than 5% of the company’s common stock. Of the shares listed, BlackRock has sole voting power with respect to 8,638,987 shares and sole dispositive power with respect to 8,926,898 shares. BlackRock’s business address is 50 Hudson Yards New York, NY 10001. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by BlackRock with the SEC on January 24, 2024.

(3)

The Vanguard Group, Inc. is the parent of several subsidiaries that hold the shares listed in the table, none of which individually holds more than 5% of the company’s common stock. The Vanguard Group, Inc. has shared voting power with respect to 29,424 shares, sole dispositive power with respect to 7,737,802 shares and shared dispositive power with respect to 109,069 shares. The Vanguard Group’s business address is 100 Vanguard Boulevard, Malvern, PA 19355. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2024.

(4)

AllianceBernstein L.P. has sole voting power with respect to 3,774,459 shares, sole dispositive power with respect to 5,129,037 shares and shared dispositive power with respect to 96,470 shares. AllianceBernstein L.P.’s business address is 501 Commerce Street, Nashville, TN 37203. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 14, 2024.

(5)

Morgan Stanley has shared voting power with respect to 4,507,131 shares and shared dispositive power with respect to 4,703,556 shares. Morgan Stanley’s business address is 1585 Broadway, New York, NY 10036. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G jointly filed by Morgan Stanley and Boston Management and Research with the SEC on February 8, 2024.

(6)

EARNEST Partners, LLC has sole voting power with respect to 3,560,143 shares, sole dispositive power with respect 4,517,986 shares and shared dispositive power with respect to 6,061 shares. EARNEST Partners, LLC’s business address is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by EARNEST Partners, LLC with the SEC on February 13, 2024.

20	2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of March 11, 2024 by our current directors and the executive officers listed in the Summary Compensation Table and by all current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed had sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name	Number of Shares of Common Stock(1)(2)	Percent of Common Stock(3)(4)
Nick L. Stanage	956,700	1.14%
Jeffrey C. Campbell	60,888	*
James J. Cannon	559	*
Cynthia M. Egnotovich	22,087	*
Thomas A. Gendron(5)	57,728	*
Dr. Jeffrey A. Graves	52,972	*
Guy C. Hachey	22,299	*
Dr. Patricia A. Hubbard	865	*
Dr. Marilyn L. Minus	7,018	*
Catherine A. Suever	17,461	*
Patrick J. Winterlich	132,056	*
Gail E. Lehman	83,778	*
Thierry Merlot	117,171	*
Philippe Chevrier	1,933	*
All current executive officers and directors as a group (15 persons)	1,555,820	1.85%

(1)

Beneficial ownership is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition, including (a) shares underlying vested RSUs, (b) shares underlying RSUs that will vest within 60 days following March 11, 2024, (c) shares underlying Retainer RSUs granted to Mr. Campbell, Dr. Graves, Dr. Hubbard and Ms. Suever as a result of such person’s election currently or previously to receive his or her annual cash retainer in RSUs and (d) NQOs exercisable as of March 11, 2024 or within 60 days thereafter. Shares underlying these RSUs and NQOs are considered outstanding and beneficially owned for the purpose of computing the holder’s percentage of beneficial ownership, but not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person. The aggregate number of shares underlying such RSUs and NQOs were as follows: Mr. Stanage 579,254; Mr. Campbell 53,085; Mr. Cannon 559; Ms. Egnotovich 22,087; Mr. Gendron 35,728; Dr. Graves 49,972; Mr. Hachey 22,299; Dr. Hubbard 865; Dr. Minus 1,682; Ms. Suever 2,448; Mr. Winterlich 98,038; Ms. Lehman 66,431; Mr. Merlot 66,800; Mr. Chevrier 1,539; and all current executive officers and directors as a group 1,018,856. Any partial share amounts due to vesting have been rounded down to the nearest whole share number.

(2)	None of our directors or current executive officers has pledged any of our common stock.

(3)	Based on 83,097,501 shares of common stock outstanding as of March 11, 2024.

(4)	An asterisk represents beneficial ownership of less than 1%.

(5)

Amount includes (a) 220 shares held by TEAGII LLP, a limited partnership, as Mr. Gendron has shared investment and voting control over such shares with his wife, (b) 10,890 shares held by The 2020 Gendron Legacy Trust, a family trust of which Mr. Gendron’s wife is the trustee and Mr. Gendron’s wife and children are among the beneficiaries, and (c) 10,890 shares held by The Gendron Descendants Trust, a family trust of which Mr. Gendron is the trustee and the children of Mr. Gendron are among the beneficiaries. The information in this footnote was derived from a Form 5 filed by Mr. Gendron with the SEC on January 29, 2021.

2024 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION & ANALYSIS

2023 NEO Executive Summary

In this Compensation Discussion and Analysis (“CD&A”), we address the compensation paid or awarded to the following executive officers of the company, who are listed in the Summary Compensation Table that follows this discussion, and whom we refer to as our “named executive officers” or “NEOs”:

Nick L. Stanage Chairman, Chief Executive Officer and President	Patrick J. Winterlich Executive Vice President and Chief Financial Officer	Gail E. Lehman Executive Vice President, General Counsel and Secretary

Thierry Merlot President, Aerospace, Europe, Middle East, Africa and Asia Pacific & Industrial	Philippe Chevrier President, Americas & Global Fibers

Stockholder Engagement and Consideration of Last Year’s Advisory Say-on-Pay Vote

The compensation committee considers stockholder feedback and results of the annual advisory vote on executive pay (Say-on-Pay) when structuring our executive pay program. The company also routinely engages stockholders in part to better understand their views on our executive compensation practices. At our 2023 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers. The stockholder vote in favor of our named executive officer compensation totaled approximately 94% of the votes cast, including abstentions. After consideration of the results of the advisory vote, we determined that no revisions to our executive compensation program were necessary in response to the vote.

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COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs continue to be primarily performance-based, with a significant portion of executive pay at-risk. We establish performance targets that are rigorous and reflective of the business plan we communicate to investors. Our stockholder engagement efforts provided helpful feedback regarding our executive compensation program and reinforced the committee’s decision in 2023 to return to our traditional compensation program. Summarized below are the specific actions we recently took, based in part on stockholder feedback.

Summary of Key Compensation Changes for 2023

In 2023, we completed the transition back to our traditional long-term incentive program, by allocating 50% of the long-term award to ROIC and 50% to Relative EPS Growth, each measured over a three-year period, and we eliminated Incremental Adjusted EBIT Leverage from the program.

We increased the percentage of the long-term incentive opportunity allocated to performance share awards (payment of which depends on the achievement of long-term goals) for all NEOs.
	2022	2023
CEO	∎ 62.5% performance share awards ∎ 37.5% stock options	66.7% performance share awards 33.3% stock options
Other Named Executive Officers	∎ 37.5% performance share awards ∎ 37.5% stock options ∎ 25% time-based restricted stock units	50% performance share awards 25% stock options ∎ 25% time-based restricted stock units

Fiscal 2023 Performance Highlights

In 2023, our commercial aerospace and space & defense sales each grew 17% and our annual adjusted EPS grew more than 40% year over year from improved operating leverage. Commercial aerospace growth was led by widebody sales as demand for lightweight and fuel-efficient composite aircraft is strong and growing, and space & defense sales benefitted from higher spending globally, with record level sales achieved in the fourth quarter.

$1,789M Sales were $1,789 million in 2023, an increase of 13.4% (12.9% in constant currency) compared to 2022.	$1.24 Diluted earnings per share was $1.24 in 2023, compared to $1.49 in 2022.	$257.1M Net cash provided by operating activities was $257.1 million in 2023, compared to $173.1 million in 2022.

$1.81

Adjusted diluted earnings per share was $1.81 in 2023, as compared to $1.28 in 2022. Adjusted diluted earnings per share is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

$148.9M

Free cash flow, a non-GAAP financial measure, was $148.9 million in 2023, compared to $96.8 million in 2022. Free cash flow equals our net cash provided by operating activities minus capital expenditures, which were $108.2 million in 2023 and $76.3 million in 2022.

Hexcel completed 2023 with double-digit sales growth, a significant year-over-year increase in our adjusted earnings per share, and strong cash generation.

2024 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Overview

Our Compensation Philosophy and Principles

Our philosophy is to deliver pay for performance. We seek to provide a level of performance that creates sustainable value for our stockholders by generating short-term results while also making investments designed to increase profitability over the long term. Our compensation principles, as articulated by the compensation committee, are:

Objectives	Design	Governance

◾ Attract, retain and motivate high caliber executive talent

◾ Align executives’ and stockholders’ interests by requiring executive officers to meet ownership guidelines and prohibiting them from pledging our stock or engaging in short sales or any hedging or monetization transactions involving our stock

◾ Encourage retention and motivation of our talent, which is even more critical as we work through our recovery and our continued growth; incentivize key talent to focus on overcoming challenges with fewer resources to deliver results

◾ Continue to align executive compensation with the interests of our stockholders by ensuring stockholder value through stock price appreciation and stockholder returns

◾ Ensure that a significant portion of total target compensation is variable compensation based on the company’s performance

◾ Establish goals for performance-based compensation that are challenging yet attainable

◾ Consider key strategic measures (including financial, non-financial and sustainability) in incentive plan design to maintain alignment with customers, stockholders and employees

◾ Encourage long-term focus while recognizing the importance of short-term performance

◾ Determine compensation based on forward looking considerations and not solely on the basis of past compensation or results

◾ Discourage excessive risk taking by structuring pay to consist of both fixed and variable elements, using a mix of short- and long-term company performance-based metrics and setting maximum total payouts

◾ Prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct

◾ Make compensation decisions that are equitable and shared by all employees based on one of the company’s values, “One Hexcel”

We believe that the structure of our compensation program, which is explained in detail below, is consistent with these principles.

Structure of Our Compensation

Our pay for performance philosophy is demonstrated by the way we have structured the elements of our compensation, which provide a significant level of variability depending on our performance. These elements consist of salary, annual cash incentive awards under our Management Incentive Compensation Plan (“MICP”) and long-term equity awards in the form of NQOs, PSAs and, for all executive officers other than Mr. Stanage, RSUs.

Total Direct Compensation—Key Elements

Short-Term Cash Incentive	Long-Term Equity Incentive Awards

Base Cash Salary

Base salaries are reviewed annually and are increased based on performance, peer benchmarking or at the time of a change in position or assumption of new responsibilities.

Annual Cash Incentive Award CASH (MICP)

Annual incentive program with payouts based on accomplishing specific financial performance measures.

For 2023, these were:

(1) Free Cash Flow (50%)

(2) Adjusted EBIT (50%)

PSAs

Performance-based vesting at the end of a three-year period, based on accomplishing specific financial performance measures. For 2023, these were:

(1) ROIC percentage at the end of the three-year performance period (50%)

(2) EPS Growth during the three-year performance period relative to the performance of the Standard & Poor’s (S&P) MidCap 400 Index companies (50%)

NQOs

Time-based vesting: 12, 24 and 36 months from the grant date in three equal installments

RSUs

Time-based vesting: 12, 24 and 36 months from the grant date in three equal installments

24	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

As demonstrated below, a significant amount of target compensation for our named executive officers constitutes variable compensation tied to our financial performance. This is particularly the case for Mr. Stanage, as he does not receive RSUs, but rather, a greater percentage of PSAs.

For 2023, the compensation committee shifted more performance-based equity compensation from NQOs into PSAs, increasing the percentage allocated to PSAs from 62.5% to 66.7% for the CEO and from 37.5% to 50% for all other executive officers.

In addition to health and welfare and retirement plans made available to our U.S.-based employees, we provide our named executive officers with some or all of the following benefits: a non-qualified deferred compensation plan, supplemental retirement benefits, and severance arrangements with respect to specified termination of employment events. See “Ongoing and Post-Employment Arrangements,” below for additional information. We provide limited personal benefits to our named executive officers, as described below under “2023 Compensation – Personal Benefits.”

Nick L. Stanage | Chairman, Chief Executive Officer and President

∎  Base salary increased by 4%

∎  Target MICP annual cash incentive award opportunity unchanged at 110% of base salary

∎  Target long-term equity incentive compensation opportunity unchanged at 435% of base salary

Patrick J. Winterlich | Executive Vice President and Chief Financial Officer

∎  Base salary increased by 4%

∎  Target MICP annual cash incentive award opportunity increased from 75% to 80% of base salary

∎  Target long-term equity incentive compensation opportunity increased from 180% to 185% of base salary

2024 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

Gail E. Lehman | Executive Vice President, General Counsel and Secretary

∎  Base salary increased by 3.5%

∎  Target MICP annual cash incentive award opportunity increased from 60% to 65% of base salary

∎  Target long-term equity incentive compensation opportunity increased from 155% to 160% of base salary

Thierry Merlot | President, Aerospace, Europe, MEA/AP & Industrial

∎  Base salary increased by 4.5%

∎  Target MICP annual cash incentive award opportunity increased from 60% to 65% of base salary

∎  Target long-term equity incentive compensation opportunity increased from 125% to 130% of base salary

Philippe Chevrier | President, Americas & Global Fibers ∎ Appointed January 3, 2023

Our Compensation Best Practices

We follow a number of compensation practices consistent with our stockholders’ interests and best practices:

What We Do

Annual Say-on-Pay vote
Pay for performance – 84% of target CEO pay in 2023 was variable and at risk
Challenging performance targets under short-term and long-term incentive programs
Multi-year vesting period for equity incentive awards
Caps on incentive payouts
Robust stock ownership guidelines – 6x base salary for CEO
Mandatory and discretionary clawback policies for executive officer incentive-based compensation

What We Don’t Do

No excise tax gross-up under severance agreements or under our Executive Severance Policy

No repricing of any stock options, including underwater stock options, without stockholder approval

No dividends on PSAs or RSUs unless performance goals or time-based vesting conditions are met

No pledging, hedging or short selling by our directors or by any Hexcel employee, including executive officers

No excessive executive perquisites

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Committee, Compensation Consultant, Human Resources Department and Chief Executive Officer

Role of the Compensation Committee – The compensation committee is responsible for oversight of our compensation and benefit plans and programs. The compensation committee approves the compensation of our executive officers other than Mr. Stanage, and determines Mr. Stanage’s compensation, including goals and target award opportunities, subject to ratification by our independent directors.

In addition, the compensation committee annually reviews our compensation policies, practices and programs to determine whether they could result in financial, operational, legal or reputational risk to the company. As a result of its most recent review, the compensation committee concluded that any potential risks arising from our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on the company. In reaching its conclusion, the compensation committee considered, among other factors, that in designing our compensation programs we use a number of approaches to mitigate excessive risk taking, including maximum award levels, the use of multiple financial measures with respect to the MICP and PSAs, multi-year vesting of equity awards, stock ownership guidelines, and our clawback policies.

Role of Compensation Consultant – The compensation committee directly engaged Semler Brossy to provide advice with respect to its compensation decisions. From time to time, including in 2023, the compensation committee seeks the views of Semler Brossy on items such as incentive program design and market practices. In response, Semler Brossy provides data analyses and market assessments, and prepares related reports. The compensation committee assessed the independence of Semler Brossy in accordance with NYSE listing standards and concluded that no conflicts of interest were raised in connection with Semler Brossy’s service as an independent consultant to the compensation committee. In reaching its conclusion, the compensation committee noted that Semler Brossy does not provide any other services to us.

Role of our Human Resources Department – Our Human Resources Department provides statistical and other data to the compensation committee to assist it in reviewing compensation we provide to our executives.

Role of our Chief Executive Officer – Mr. Stanage provides recommendations to the compensation committee as to the components of our executive officers’ compensation based on his evaluation of their performance. However, he does not make recommendations regarding his own compensation and is not present during compensation committee discussions regarding his compensation. While the compensation committee considers Mr. Stanage’s compensation recommendations for our other executive officers, the ultimate determinations regarding executive compensation are made by the compensation committee, subject, in the case of Mr. Stanage, to ratification by our independent directors.

Competitive Assessment of Our Compensation

In making its compensation determinations for 2023, the compensation committee considered several forms of comparative data to gain insight into compensation paid by other companies to executives serving in similar capacities to our named executive officers.

Peer Group

The principal source of comparative data with respect to our named executive officers, to the extent available, was proxy statement data for fourteen peer group companies, which was supplemented with survey data as described below. Our primary objective in constructing our peer group was to identify a group of similarly sized peers that represent a blend of companies manufacturing products similar to ours or companies that are suppliers to the aerospace industry, with a preference for companies that fit within both categories. To meet this objective as best as reasonably possible, we used the following criteria:

∎	Industry Fit — We consider publicly traded United States companies that are:

∎	in the same Global Industry Classification Standards (“GICS”) sub-industry designation as Hexcel (Aerospace and Defense); or

∎	in a GICS sub-industry that manufactures products that are similar to ours.

∎	Size — We consider companies that:

∎	have revenues in the range of 1/3 to three times our revenues; and

∎	have a market capitalization in the range of 1/3 to three times our market capitalization.

∎	Other qualitative and quantitative factors that enable us to identify companies with similar talent, business and operational characteristics.

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COMPENSATION DISCUSSION AND ANALYSIS

Not every company in our peer group meets all of the peer group screening criteria. For example, five of the peer group companies we referenced with regard to 2023 compensation were below the market capitalization range criterion (although most met the revenue size screening criteria). Nevertheless, we concluded that because those companies satisfied the other criteria used in our selection process and possess meaningful business similarities, their continued inclusion in the peer group was appropriate.

The peer group companies used in connection with the compensation committee’s assessment of competitive compensation in December 2022 for fiscal year 2023 compensation were the following:

AAR Corp.	H.B. Fuller Company

Albemarle Corporation	ITT Inc.

AMETEK, Inc.	Moog Inc.

Barnes Group Inc.	Spirit AeroSystems Holdings, Inc.

Cabot Corporation	Teledyne Technologies Incorporated

Crane Co.	Triumph Group, Inc.

Curtiss-Wright Corporation	Woodward, Inc.

Other Data

The committee also reviewed compensation data from the Equilar Total Compensation Report, an executive compensation survey, which aggregates information from over 6,000 companies in various industries. The Equilar data was used to compare each of our named executive officers with individuals in the same or similar position in companies with revenues similar to Hexcel. In addition, the compensation committee referenced the Willis Towers Watson 2022 General Industry Executive Survey, a large compensation survey of hundreds of companies in various industries, as well as a subset consisting of Aerospace & Defense companies within that survey. Due to the breadth of companies in the survey, for purposes of comparison, we size adjust the data based on our revenue. In the case of Mr. Merlot, the compensation committee referenced survey data for executives serving in similar roles with respect to regional businesses with a revenue range comparable to the business for which Mr. Merlot has responsibility. The identity of the individual companies comprising the foregoing surveys was not considered by the compensation committee in its evaluation process and, therefore, the compensation committee does not consider such information to be material.

Use of Comparative Data

While the committee views competitive market information as a helpful reference, this information is not the sole determinant of our executive compensation. In establishing appropriate compensation opportunities for the named executive officers, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risk and market data. For 2023, target compensation for each named executive officer was positioned within a competitive range of the market median.

2023 Compensation

Salaries

For 2023, each of the named executive officers other than Mr. Chevrier received a merit increase ranging from approximately 3.5% to 4.5%. In approving these salary increases, the compensation committee considered Mr. Stanage’s recommendations, which were based on performance evaluations he provided to the compensation committee, as well as data indicating how the salaries of the named executive officers compared to the peer group (where available), and survey data. The compensation committee approved an initial base salary of $450,000 for Mr. Chevrier at the time he was hired based on competitive market data.

Management Incentive Compensation Plan

The MICP is designed to provide an incentive for eligible participants to help us advance our annual business objectives. Participants, including the named executive officers, are given the opportunity to obtain cash payouts based on our achievement with respect to specified financial measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Target Award Opportunity

We provide target award opportunities for our named executive officers based on a percentage of their salary. For those named executive officers on our executive committee (Mr. Stanage, Mr. Winterlich and Ms. Lehman), the actual amount received was based entirely on our performance with regard to the financial measures. For Mr. Merlot and Mr. Chevrier, 70% of the target award was based on our performance with regard to the financial measures and 30% was based on both our performance with regard to the financial measures and their performance against individual objectives. Because of the strong interdependency among our leadership team members for performance of their individual objectives, variations from target award payouts with respect to individual objectives are limited to specific superior or subpar individual performance. However, our overall award pool for the MICP is based solely on our achievement with respect to the financial measures. While individual performance can increase or decrease an award, the overall award pool does not increase or decrease as a result. The following table shows the target award opportunities for each of our named executive officers with respect to our 2023 MICP:

Name	Salary	Percentage of Salary(1)	Target Award Opportunity
Nick L. Stanage	$1,099,161	110%	$1,209,077
Patrick J. Winterlich	$615,272	80%	$492,218
Gail E. Lehman	$499,743	65%	$324,833
Thierry Merlot(2)	$465,728	65%	$302,723
Philippe Chevrier	$450,000	60%	$270,000

(1)

The target award opportunity for each of Mr. Winterlich, Ms. Lehman and Mr. Merlot was increased by five percentage points based on overall performance and the peer group data considered by the compensation committee.

(2)

In determining the dollar amount of his target award opportunity, we converted Mr. Merlot’s salary, which is paid in euros, to U.S. dollars at an exchange rate of 1.1038 U.S. dollars per euro, which is based on the exchange rate in effect as of December 31, 2023.

Financial Measures Used in the MICP

As noted above, in 2023, we used two financial measures in connection with the MICP: Free Cash Flow (weighted 50%) and Adjusted EBIT (weighted 50%).

How Did We Calculate the Financial Measures?

Free Cash Flow

∎

Free Cash Flow is net cash provided from operating activities of continuing operations, as reflected in the Consolidated Statements of Cash Flows in our quarterly earnings release, less accrued capital expenditures as reported in the footnote to the Consolidated Statements of Cash Flows in our quarterly earnings release. The measurement period is five quarters – October 1, 2022 through December 31, 2023, as the target is set before the prior year is completed and the prior year closing balance sheet as of December 31 is not known.

Adjusted EBIT

∎

Adjusted EBIT is defined as operating income from continuing operations of the company and its subsidiaries (as reported in the Consolidated Statements of Operations in our quarterly earnings release) plus expenses attributable to merger and acquisition (“M&A”) activities (including expenses with respect to M&A activities that are abandoned), business consolidation and restructuring expense, plus severance costs and plus (minus) other expense (income), net, as reported in our Consolidated Statements of Operations.

MICP Targets and Awards

With regard to each of the MICP financial measures described above, an executive can receive an award only if a specified threshold level of performance is achieved; no award will be provided with respect to the financial measure if performance is below the threshold level. Once the threshold level of performance is achieved, the award can range from a minimum (threshold) of 50% to a maximum of 200% of the target award allocated to that performance measure.

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COMPENSATION DISCUSSION AND ANALYSIS

For 2023, the target established for each performance measure and the level of performance, expressed as a dollar amount and as a percentage of target performance, that would entitle a participant to a threshold or maximum award with respect to each measure were as follows:

		Performance Measure
	Payout	Free Cash Flow(1)	Adjusted EBIT
Threshold (75%)	50%	$164.6 million	$166.1 million
Target (100%)	100%	$219.4 million	$221.4 million
Max (125%)	200%	$274.3 million	$276.8 million

(1)	Covers the performance period from October 1, 2022 through December 31, 2023.

For 2023, the Free Cash Flow target was set above the 2022 target of $192.8 million and above the 2022 actual result of $163.7 million. Moreover, the Adjusted EBIT target was set above the 2022 target of $140.4 million and above the 2022 actual result of $165.0 million.

The target and actual performance with respect to each financial measure, and the actual MICP award as a percentage of the target award with respect to each measure, is shown on the following table:

Performance Measure	Target Performance	Actual Performance	Actual Award as a Percentage of Target Award Opportunity for the Performance Measure
Free Cash Flow (Weighted 50%)	$219.4 million	$269.5 million	191.3%
Adjusted EBIT (Weighted 50%)	$221.4 million	$217.6 million	96.6%
Weighted Average Achievement Level			144.0%

The aggregate payments to the named executive officers were as follows:

Name	Target Award Opportunity	Actual Award
Nick L. Stanage	$1,209,077	$1,741,071
Patrick J. Winterlich	$492,218	$708,794
Gail E. Lehman	$324,833	$467,759
Thierry Merlot(1)	$302,723	$435,921
Philippe Chevrier(2)	$270,000	$386,662

(1)	Mr. Merlot’s individual goals were achieved at the target level.

(2)	Mr. Chevrier’s individual goals were achieved at the target level and his award was pro-rated based on his hire date of January 3, 2023.

The actual award payments to our named executive officers are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which appears below under “Executive Compensation.”

Equity Awards

Our equity awards are designed to promote achievement of long-term corporate goals, align the interests of our named executive officers with those of our stockholders and serve as an important element in our provision of compensation opportunities that are competitive with other companies seeking comparable executive talent.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Incentive Award Opportunity

Similar to the process we use in determining the target award opportunity under the MICP, we base the named executive officers’ equity incentive compensation opportunity on a percentage of their salary, as indicated on the following table:

Name	Salary	Percentage of Salary(1)	Equity Incentive Compensation Opportunity
Nick L. Stanage	$1,099,161	435%	$4,781,350
Patrick J. Winterlich	$615,272	185%	$1,138,254
Gail E. Lehman	$499,743	160%	$799,589
Thierry Merlot(2)	$465,727	130%	$605,445
Philippe Chevrier	$450,000	110%	$495,000

(1)

The equity incentive compensation opportunity for each of Mr. Winterlich, Ms. Lehman and Mr. Merlot was increased by five percentage points based on overall performance and the peer group data considered by the compensation committee.

(2)

In determining Mr. Merlot’s equity incentive award opportunity, we converted his salary, which is paid in euros, to U.S. dollars using an exchange rate of 1.1038 dollars per euro, which is based on the exchange rate in effect as of December 31, 2023.

Equity Awards Provided

Our equity incentive compensation for 2023 consisted of NQOs, RSUs and PSAs. For 2023, we increased the allocation to PSAs, such that 66.7% of Mr. Stanage’s long-term incentive opportunity is now allocated to PSAs and 50% of the other named executive officers’ long-term incentive opportunity is now allocated to PSAs. The percentage of the equity incentive compensation opportunity allocated to each type of equity award was as follows:

To further increase the proportion of pay for performance elements within Mr. Stanage’s compensation, we do not provide RSUs to Mr. Stanage. In lieu of RSUs, Mr. Stanage receives PSAs (payment of which depends on the achievement of long-term goals). As a result, 100% of Mr. Stanage’s long-term incentive compensation is tied to our performance and stock price appreciation.

Non-Qualified Stock Options

In accordance with the equity award allocations described above, we granted NQOs to each of our named executive officers in 2023 based upon 25% of their respective total equity incentive compensation opportunities (33.3% for Mr. Stanage). Using a Black-Scholes methodology, we valued the stock options, which were granted on January 30, 2023, at $26.81 per share. As a result of this valuation, the named executive officers received NQOs for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying NQOs
Nick L. Stanage	59,447
Patrick J. Winterlich	10,614
Gail E. Lehman	7,456
Thierry Merlot	5,370
Philippe Chevrier	4,615

The options have an exercise price per share of $68.79 (the closing price per share of our common stock, as reported by the NYSE, on the date of grant) and vest in equal increments on each of the first three anniversaries of the date of grant.

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COMPENSATION DISCUSSION AND ANALYSIS

The Summary Compensation Table reflects the aggregate grant date fair value of each named executive officer’s NQOs in the “Option Awards” column. See notes 2 and 3 to the Summary Compensation Table for further information.

Restricted Stock Units

We granted RSUs to each of the named executive officers other than Mr. Stanage. As noted above, RSUs were granted based upon 25% of the participating named executive officers’ total equity incentive compensation opportunity. We valued the RSUs in accordance with ASC 718, based upon the closing price per share of our common stock, as reported by the NYSE on the date of grant, January 30, 2023, which was $68.79 per share.

Based upon this valuation, we granted to the named executive officers the respective numbers of RSUs set forth below:

Name	Number of RSUs
Nick L. Stanage	—
Patrick J. Winterlich	4,136
Gail E. Lehman	2,905
Thierry Merlot	2,093
Philippe Chevrier	1,798

One-third of the RSUs vest and are converted into an equivalent number of shares of our common stock on each of the first three anniversaries of the date of grant, except for RSUs granted to Mr. Merlot, a French national. In order to provide certain tax benefits under French law, the RSUs granted to Mr. Merlot vest and are converted with respect to two-thirds of the underlying shares on the second anniversary of the date of grant, and with respect to the remaining one-third of the underlying shares on the third anniversary of the date of grant. For our U.S. named executive officers, if and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU then held by the grantee equal to the cash dividend that we pay to holders of our common stock which vest at the same time as the underlying RSUs to which they relate and are paid in cash. Mr. Merlot’s RSUs do not accrue dividends for French tax law purposes.

Performance Share Awards

PSAs are designed to focus our executives’ efforts on specific long-term goals. Unlike our other equity awards, the actual number of shares, if any, ultimately awarded to a named executive officer is dependent upon our performance with respect to specified financial measures. For our U.S. named executive officers, if and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for PSAs then held by the grantee equal to the cash dividend that we pay to holders of our common stock which vest and are paid in cash if and at the same time as the underlying PSAs to which they relate vest and are distributed. Mr. Merlot’s PSAs do not accrue dividends for French tax law purposes.

As noted above, we allocated 50% of the equity incentive opportunity for each named executive officer other than Mr. Stanage to PSAs; we allocated 66.7% of Mr. Stanage’s equity incentive award opportunity to PSAs.

We determined the number of PSAs to be awarded assuming target performance and valued the PSAs based upon the closing price per share of our common stock, as reported by the NYSE on the date of grant, January 30, 2023, which was $68.79 per share. The per share price was equivalent to the fair value of the PSAs on the date of grant, determined in accordance with ASC 718.

Based upon this valuation, the target amount of shares underlying PSAs received by each of the named executive officers is set forth below:

Name	Number of Shares Underlying PSAs at Target Performance
Nick L. Stanage	46,337
Patrick J. Winterlich	8,273
Gail E. Lehman	5,811
Thierry Merlot	4,186
Philippe Chevrier	3,597

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COMPENSATION DISCUSSION AND ANALYSIS

Financial Measures Used in Connection with the PSAs

The PSAs vest and payout at the end of the three-year period commencing January 1, 2023. The payout of the PSA is based on the extent to which we achieve our traditional ROIC and Relative EPS Growth goals, each weighted 50%, that are established on the date of grant and measured over the entire three-year performance period.

Goal and Weighting	2023	2024	2025	Shares Vested
ROIC % (50%)	ROIC % for 2025 achievement			Performance at the end of the three-year period = shares vested
Relative EPS Growth (50%)	EPS Growth vs. S&P MidCap 400 achievement			Performance over three-year period = shares vested

ROIC Percentage

Payout with respect to 50% of the PSAs is based on achieving specified levels of ROIC at the end of the three-year performance period. ROIC is designed to measure the return on invested capital, calculated using our 2023 plan and strong year-over-year growth, with achievement measured using our ROIC results in accordance with the following formula:

(EBIT x (1-tax rate)) + equity in earnings for 2025

Debt (current & long-term) + equity — cash and cash equivalents at the following two points: December 31, 2024 and December 31, 2025

We adjust EBIT to exclude expenses attributable to M&A activities (including expenses with respect to M&A activities that are abandoned), business consolidation and restructuring expense, severance costs and other expense (income), as reported in our Consolidated Statement of Operations. We adjust the tax rate to exclude certain items, consistent with the calculation of adjusted net income in our earnings releases.

Information with respect to performance targets for the ROIC metric during the pendency of the performance period is not considered material to an understanding of our compensation arrangements and is not addressed in this discussion because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing this information could cause significant competitive harm to the company. We believe our performance target for the ROIC measure was set at an appropriate level at the beginning of the performance period to be challenging, but sufficiently realistic to motivate the performance of our executive officers. We disclose information with respect to the ROIC threshold, target and maximum payout opportunities, and the actual number of shares awarded, in our executive compensation disclosures with the SEC in the year following conclusion of the performance period.

Relative EPS Growth

Payout with respect to the other 50% of the PSAs is based on our Relative EPS Growth during the three-year performance period. Relative EPS Growth is based on the extent to which the growth rate in our diluted earnings per share from continuing operations, calculated and presented in accordance with GAAP (“GAAP EPS”) for the three-year period ending December 31, 2025, exceeds the growth rate in the GAAP EPS of the companies included in the S&P MidCap 400 Index for the three-year period ending September 30, 2025. At the conclusion of the performance period, the growth rate in GAAP EPS for the company and for each company included in the S&P MidCap 400 Index during the comparison period, expressed as a percentage, is calculated as follows:

GAAP EPS for the 12 months ended September 30, 2025 (December 31, 2025 for the company) —

GAAP EPS for the 12 months ended September 30, 2022 (December 31, 2022 for the company)

GAAP EPS for the 12 months ended September 30, 2022 (December 31, 2022 for the company)

x 100

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COMPENSATION DISCUSSION AND ANALYSIS

Award payouts in connection with the Relative EPS Growth performance measure are based on the percentage of S&P MidCap 400 companies whose growth rate in GAAP EPS we exceed (referred to below as the “Performance Percentile”), as follows:

EPS Growth vs. S&P MidCap 400
Award Progression	Performance Percentile	Payout %
Threshold	40th	50%
Target	55th	100%
Maximum	75th	200%

To address possible changes in the composition of the S&P MidCap 400 during the comparison period, we established the following guidelines:

◾	If a company has negative earnings per share at the beginning or end of the comparison period, it will be deemed to have performance below those of other companies included in the comparison.

◾

If a company is acquired by or merges into another company, it will be removed from the comparison; however, if the acquiring company is also an S&P MidCap 400 company, the acquiring company will remain in the comparison.

◾	If an S&P MidCap 400 company consolidates with another company that is not an S&P MidCap 400 company, the consolidated company will not be included in the comparison.

◾

If a company becomes subject to bankruptcy proceedings, is delisted or subject to an event having a similar effect on trading in its securities, it will be deemed to have performance below those of other companies included in the comparison.

PSAs Granted in 2022

Payout with respect to one-half of the PSAs granted in 2022 was based on accomplishing specific levels of Incremental Adjusted EBIT Leverage that were established on the date of grant and applicable to 2022, 2023 and 2024. Incremental Adjusted EBIT Leverage measures the change in Adjusted EBIT from year to year relative to the change in revenue from year to year. The definition of Adjusted EBIT is provided above under the MICP discussion. The Incremental Adjusted EBIT Leverage goal is a key metric for our investors and is designed to focus our executive team on earning strong margins on incremental sales and maximizing overhead leverage. To further drive performance, and align the interests of management with our stockholders, a minimum of 1% incremental revenue must be achieved for each year to be eligible to earn the shares allocable to that year.

With regard to each year during the three-year performance period, an executive can receive a payout at the end of the three-year performance period with respect to the shares allocated to that year only if a specified threshold level of performance is achieved; no portion of the award allocated to a year will payout at the end of the three-year performance period if performance for that year is below the threshold level. Once the threshold level of performance for a year is achieved, the portion of the award allocated to that year will payout at the end of the three-year performance period based on a range of a minimum (threshold) of 50% to a maximum of 200%.

For the 2023 fiscal year, the following Incremental Adjusted EBIT Leverage goals were established on the date of grant:

Year 2 | Incremental Adjusted EBIT Leverage for 2023 – Weighting: 16.7%
Award Progression	Leverage %	Payout %
Threshold	27.0%	50%
Target	36.0%	100%
Maximum	45.0%	200%

For purposes of the PSAs, our Incremental Adjusted EBIT Leverage for 2023 was 24.9%, which was below the specified threshold level of performance and resulted in a payout percentage of 0%. Therefore, no portion of the shares under the PSA award allocated to Incremental Adjusted EBIT Leverage achievement for 2023 were earned or will vest at the end of the three-year performance period. The remaining 16.7% of the PSAs tied to the Incremental Adjusted EBIT Leverage goals will be earned, if at all, based on the extent to which we achieve the Incremental Adjusted EBIT Leverage goals for 2024.

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COMPENSATION DISCUSSION AND ANALYSIS

PSAs Granted in 2021

In 2021, as part of our long-term incentive plan, we granted PSAs to our named executive officers and other employees for the 2021-2023 performance period. Payout with respect to the PSAs is based on accomplishing specific levels of Incremental Adjusted EBIT Leverage that were established on the date of grant and applicable to 2021 (20% weighting), 2022 (40% weighting) and 2023 (40% weighting). To further drive performance, and align the interests of management with our stockholders, a minimum of 1% incremental revenue must be achieved for each year to be eligible to earn the shares allocable to that year.

For the 2021-2023 cycle, the maximum payout at the end of the three-year performance period was capped at 150% of the target award to better align management with stockholders if our recovery period was shorter than forecasted.

The Incremental Adjusted EBIT Leverage goals for the 2023 fiscal year were established on the date of grant as follows:

Year 3 | Incremental Adjusted EBIT Leverage for 2023 – Weighting: 40%
Award Progression	Leverage %	Payout %
Threshold	20.6%	50%
Target	27.5%	100%
Maximum	34.4%	200%

As noted above, our Incremental Adjusted EBIT Leverage for 2023 was 24.9%, resulting in earned shares of 81.1% of the shares allocated to the 2023 performance period. The weighted average award for the three fiscal years, after applying the overall payout cap, was 150% of the target award.

Equity Grant Practices

In accordance with our equity award policy, equity awards, namely NQOs, RSUs and PSAs, are granted annually on the third full trading day after the financial results for the last completed fiscal year are released. Unless an exception is approved by the compensation committee, off-cycle equity awards are granted on the third full trading day after the financial results are released for a quarter. We value RSUs and PSAs, and determine the exercise price for our NQOs, based on the closing price of our common stock on the date of grant. Our RSUs and NQOs vest in equal increments on the first three anniversaries of the date of grant, except for RSUs granted to our French employees, including Mr. Merlot. RSUs granted to Mr. Merlot vest as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date for French tax law purposes. PSAs vest in the year following the performance period, after certification of performance results by the compensation committee.

We believe that these vesting terms, together with award opportunities under our PSAs, provide our executives with a meaningful incentive for continued employment. Our board of directors has delegated to Mr. Stanage, as sole member of our Equity Grant Committee, authority to grant equity awards on a discretionary basis. Mr. Stanage was provided this authority with respect to 100,000 shares commencing March 1, 2023 for a 12-month period. These grants may be made only to persons who are not executive officers, and no grant exceeding 10,000 shares may be made to any person in a single year. For the 12-month period commencing in March 2023, Equity Grant Committee awards were made with respect to an aggregate of 31,677 shares underlying RSUs.

Personal Benefits

We have ceased providing personal benefits to newly hired or appointed named executive officers, but we continued to provide limited personal benefits to Mr. Merlot. In accordance with local practices for French employees, Mr. Merlot, who is a resident of France, receives an automobile allowance. As a one-time benefit, in connection with Mr. Chevrier’s initial appointment on January 3, 2023, which was conditioned on his relocation to Salt Lake City, Utah, Mr. Chevrier received relocation assistance of $365,155, primarily to cover the costs related to his home sale, and $94,236 in tax gross-ups. The company maintains an employee relocation policy which generally covers such expenses to assist new employees required to relocate as a result of their acceptance of certain positions with the company.

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COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee reviews the personal benefits annually.

Additional information regarding personal benefits for our named executive officers is provided in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Ongoing and Post-Employment Arrangements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourages our executives to remain employed by us. In some cases, the plans described below are available to other employees as well.

Hexcel Corporation 401(k) Retirement Savings Plan

Under our 401(k) Retirement Savings Plan (the “401(k) Plan”), substantially all of our U.S. employees may contribute up to 75% of their cash compensation (subject to applicable Internal Revenue Code limits). We match 50% of employee contributions up to 6% of the employee’s cash compensation and provide an annual fixed contribution equal to 2% of each participant’s cash compensation (4% for U.S. employees who were at least 45 years old and employed by us on December 31, 2001). The 401(k) Plan also provides a profit-sharing feature under which we may make an annual contribution to the account of each U.S. employee based on our performance during the preceding year; for 2023, the contribution was 3.25% of an employee’s cash compensation.

All of the company’s contributions vest incrementally over the first five years of service. Amounts credited to an employee’s account may be invested in a number of funds. Although the 401(k) Plan previously offered employees the opportunity to invest our contributions (but not their own) into a Hexcel stock fund, our senior executives, including the named executive officers, were not permitted to invest in this fund. Effective January 31, 2024, the Hexcel stock fund is closed to new company contributions.

Amounts that we contribute to the 401(k) Plan accounts of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

Under our Non-Qualified Deferred Compensation Plan (the “NDCP”), eligible U.S.-based employees, including our named executive officers, may defer amounts of their cash compensation in excess of Internal Revenue Code limits applicable to our 401(k) Plan, referred to as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as described above with respect to the 401(k) Plan. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of funds based upon the funds, other than the Hexcel stock fund, available under the 401(k) Plan.

See “Executive Compensation – Non-Qualified Deferred Compensation in 2023” on page 47 below for additional information.

Other Benefits for Named Executive Officers

Supplemental Retirement Benefits

We entered into a supplemental executive retirement agreement (“SERP”) with Mr. Stanage in 2009.

The SERP provides benefits to Mr. Stanage based on a formula relating to years of service (subject to a maximum accrual now that he has attained the age of 65) and specified percentages of his “final average pay”, subject to offset for contributions we have made to certain other retirement plans. Final average pay is calculated using Mr. Stanage’s average compensation for the highest paid 36 months out of his final 120 months of employment.

We have not entered into similar agreements with other named executive officers, and we would consider several factors, including the competitive compensation environment for executive talent, before we enter into such an agreement in the future.

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COMPENSATION DISCUSSION AND ANALYSIS

Supplemental Death Benefit

Under an agreement with Mr. Stanage, and in accordance with our executive life insurance program for Mr. Winterlich, Ms. Lehman and Mr. Chevrier, if one of the currently employed named executive officers dies while employed by us, a death benefit will be provided equal to two times the sum of (i) the executive’s salary on the date of death and (ii) the average of the MICP awards paid to the executive in the three years (two years for Mr. Winterlich, Ms. Lehman and Mr. Chevrier) prior to death, up to a maximum of $1,500,000 for the named executive officer. If the named executive officer’s death is accidental, an additional death benefit will be provided pursuant to our executive accidental death and dismemberment insurance program equal to two times the sum of (i) the executive’s salary on the date of death and (ii) the average of the MICP awards paid to the executive in the two years prior to death, up to a maximum of $1,000,000 for the named executive officer ($1,500,000 for Mr. Stanage). The named executive officers do not participate in our basic life insurance or accidental death and dismemberment insurance programs available to our U.S.-based employees. The death benefits provided under the SERP with Mr. Stanage are described in the discussion of such agreement under “Executive Compensation – Pension Benefits in 2023,” below.

Retirement Plans in which Mr. Merlot Participates

Mr. Merlot’s retirement benefits are governed by the terms of the collective labor agreement for the Textile Industries in France and the Composites Local Company Agreement (together, the “French CLA”) and French social programs. Under the French CLA, Mr. Merlot is entitled to receive a retirement indemnity equal to four months’ salary, plus a six-month notice period (a three-month notice period if Mr. Merlot is under the age of 65) and a payment related to his non-competition obligations, unless such obligations are waived by the company upon his retirement. Mr. Merlot also receives a pension that is funded by contributions from the company and Mr. Merlot as required by French regulations.

Severance Arrangements, Including Change of Control Provisions

We have severance agreements with all of our U.S.-based named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the foregoing documents collectively as the “Severance Arrangements.”

The Severance Arrangements generally provide payments and other benefits to a named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement), except in circumstances related to a change in control, which are described in the next paragraph. Such payments and other benefits generally include a lump sum payment equal to the sum of (or, in the case of Mr. Stanage, equal to 1.5 times the sum of) annual base salary and average annual bonus (generally with respect to the last three annual bonus amounts paid) under the MICP, except for Mr. Chevrier, who is only eligible for a lump sum equal to base salary, as well as continued participation in several company health, welfare and other plans, or provision of equivalent benefits (“Continued Participation Benefits”) for one year (or, in the case of Mr. Stanage, 1.5 years).

If we terminate the named executive officer for any reason other than disability or cause, or the named executive officer terminates employment for good reason within two years after a “Change in Control” or during the period of a “Potential Change in Control” (each as defined in the Severance Arrangement relating to the named executive officer), we generally will provide a lump sum payment equal to 1.5 to 2.5 times the sum of annual base salary and average annual bonus under the MICP, as well as Continued Participation Benefits for 1.5 to 2.5 years.

See “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for additional information.

We believe that the Severance Arrangements promote management stability and encourage our named executive officers to focus their attention and energies on our business during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the payments to be made under the Severance Arrangements provide some financial security to a named executive officer in the event that he or she is subject to a specified event of termination in the context of a change in control. Moreover, we believe the Severance Arrangements will facilitate a named executive officer’s support for a corporate transaction involving a change in control that is in the best interest of our stockholders, even though the transaction may have an effect on the named executive officer’s employment with us. We believe that these provisions, together with provisions calling for the lesser payments provided under the Severance Arrangements with respect to specified termination events outside of the context of a change in control, provide an important incentive for our named executive officers to remain with us.

We have determined that no newly hired or promoted executive will be eligible for tax gross-up payments in connection with our change in control arrangements.

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COMPENSATION DISCUSSION AND ANALYSIS

Accelerated Vesting of Equity Awards in Connection with a Change in Control

Our equity awards provide that they will vest upon a change in control. This is a so-called “single trigger” vesting provision, in contrast to the “double trigger” provision applicable in our Severance Arrangements, which generally require both a change in control as well as a specified employment termination event before payment is made.

In adopting the single trigger vesting provision for our equity awards, we considered, among other things, that because our equity awards represent a significant portion of total compensation, the single trigger would provide a strong incentive for executive retention and would provide executives with the same opportunity as stockholders to realize value in connection with the change in control. In this regard, we believe the provision will focus the attention of our executives in pursuing a transaction that is in the best interest of our stockholders.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, other officers and our directors to further align the interests of management and our directors with those of our stockholders. The ownership guidelines require stock ownership having a “target dollar value,” which consists of the value of common stock owned by the executive or director, and specified members of his or her immediate family, as described below, as a multiple of that executive’s base salary or the director’s annual cash retainer fee, as shown in the table below:

Position	Target Dollar Value (as a multiple of base salary)(1)
Chief Executive Officer	6x salary
Executive Vice Presidents	3x salary
Other Executive Officers	2x salary
Other Officers	1x salary
Directors	5x annual cash retainer fee

(1)

Target Dollar Value generally is based on the number of (i) shares of common stock and (ii) shares underlying vested RSUs with respect to which delivery of the shares has been deferred, in each case owned by (a) the executive officer or director, (b) a parent, child or grandchild of the executive officer or director or (c) a trust or other entity established for the benefit of the executive officer or director, or any of such family members if the executive officer or director maintains the power to dispose of such shares. The value is computed on the last day of each quarter, based on the closing price per share of our common stock, as reported by the NYSE.

Until the target dollar value is achieved, an executive officer must retain 50%, and a director must retain 100%, of all net shares received under any of our incentive plans or programs. “Net shares” means all shares remaining after the sale of shares by the executive officer or director to pay any taxes due with respect to the shares received and, in the case of options, the exercise price.

Once the executive or director obtains the target dollar value as of the last day of a calendar quarter, he or she is deemed to have satisfied the ownership requirement so long as he or she continues to hold at least the number of shares he or she held as of that date. If an executive officer is promoted, he or she must again satisfy the applicable ownership guideline, commencing with the last day of the calendar quarter in which the promotion occurred.

As of the last ownership testing date, December 31, 2023, all of the named executive officers and then-appointed directors either satisfied the ownership requirement or were complying with the above-referenced retention ratio in accordance with the guidelines.

Our Insider Trading Policy expressly states that our directors, officers and employees are prohibited from engaging in “short sales” or any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, the policy prohibits pledges of company securities.

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COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policies

We maintain two separate policies regarding the recoupment (or clawback) of erroneously paid incentive-based compensation:

◾

The Mandatory Clawback Policy, under which we are required to recover incentive-based compensation paid to a current or former executive officer with respect to the three years preceding a year in which we prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The compensation recoverable is the amount in excess of the amount that would have been payable to the executive officer under the restated financial statements. The clawback must be applied regardless of whether the executive officer was responsible for the error that led to the accounting restatement and is effective as of October 2, 2023. The Mandatory Clawback Policy is intended to comply with the applicable NYSE listing standards that were revised in response to the mandates under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

◾

The Discretionary Clawback Policy, which provides for recovery, at the board’s discretion, from our current or former employees, including our executive officers, of incentive-based compensation under other specified circumstances, including:

◾

a material error in the calculation of a performance measure on which incentive-based compensation was received by a current or former employee during the three fiscal years completed before the date on which the material error is discovered;

◾

a current employee or former employee engaged in fraudulent or intentional misconduct that causes or might reasonably be expected to cause material reputational, financial or other harm to the company; and

◾

a current or former employee has improperly or grossly negligently failed, including in a supervisory capacity, to identify, escalate, monitor or manage risks that caused or might reasonably be expected to cause material reputational, financial or other harm to the company.

These policies are designed to enable the board to recover incentive compensation that is deemed received by an employee under specified circumstances that are inconsistent with the maintenance of a culture that emphasizes integrity and accountability and that reinforces our pay for performance philosophy. The policies are designed to prevent unjust enrichment based on erroneous determinations of performance or undesirable activities that may cause meaningful harm to the company or its stockholders. These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities, other than amounts with respect to the same compensation that the Chief Executive Officer or Chief Financial Officer has paid to us under Section 304 of the Sarbanes-Oxley Act of 2002.

In addition to the policies above, our equity grants to named executive officers also include a clawback provision in the event the named executive officer violates certain obligations to us, including confidentiality, non-competition and non-solicitation obligations.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally places a $1 million limitation on the deductibility of compensation paid by a publicly held company to certain of its executive officers. Nevertheless, as was the case in previous years, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation is consistent with our compensation philosophy, described above under “Executive Compensation Overview – Our Compensation Philosophy and Principles.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

2024 Proxy Statement	39

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. This report is provided by the following independent directors, who comprise the committee:

Guy C. Hachey, Chair

James J. Cannon

Thomas A. Gendron

Dr. Jeffrey A. Graves

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Nick L. Stanage Chairman, CEO and President	2023	1,099,161	—	3,187,522	1,593,774	1,741,071	—	216,275	7,837,803
	2022	1,056,886	—	2,873,367	1,723,706	1,356,724	1,146,825	107,008	8,264,516
	2021	1,016,236	—	4,144,315	2,486,589	1,067,048	929,331	138,366	9,781,885
Patrick J. Winterlich EVP and CFO	2023	615,272	—	853,615	284,561	708,794	—	113,689	2,575,931
	2022	591,608	—	665,533	399,260	517,805	—	64,920	2,239,126
	2021	568,854	—	1,057,979	634,816	426,641	—	49,377	2,737,667
Gail E. Lehman EVP, General Counsel and Secretary	2023	499,743	—	599,574	199,895	467,759	—	81,578	1,848,549
	2022	482,843	—	467,704	280,597	338,087	—	60,232	1,629,463
	2021	466,515	—	757,283	454,413	279,909	—	39,616	1,997,736
Thierry Merlot(8) President, Aerospace, Europe, Middle East, Africa and Asia Pacific & Industrial	2023	465,728	—	431,932	143,970	435,921	—	84,280	1,561,831
	2022	432,227	—	378,493	227,054	302,645	—	80,378	1,420,797
	2021	437,215	—	583,206	349,933	262,330	—	83,945	1,716,629

Philippe Chevrier President, Americas & Global Fibers(9)	2023	448,269	175,000	371,122	123,728	386,662	—	480,758	1,985,539

(1)	Includes sign-on bonus for Mr. Chevrier, appointed President, Aerospace, Americas on January 3, 2023.

(2)

Includes the aggregate grant date fair value of RSUs and PSAs granted to the named executive officer during the years indicated, computed in accordance with ASC 718. These amounts do not correspond to the actual value that will be realized by the named executive officer. The amounts included for PSAs reflect the estimate of aggregate compensation cost to be recognized over the life of the PSAs, determined as of the grant date in accordance with ASC 718, but without giving effect to estimated forfeitures. The value of each PSA award at the grant date, assuming that (a) the target level of performance will be achieved and (b) the level of performance resulting in the maximum payout will be achieved, is as follows:

	2023 Amount Included in Stock Awards		2022 Amount Included in Stock Awards		2021 Amount Included in Stock Awards
	Target	Maximum	Target	Maximum	Target	Maximum
Nick L. Stanage	3,187,522	6,375,044	2,873,367	5,746,734	4,144,315	6,216,472
Patrick J. Winterlich	569,100	1,138,199	399,309	798,618	634,796	952,194
Gail E. Lehman	399,739	799,477	280,622	561,245	454,388	681,582
Thierry Merlot	287,955	575,910	227,096	454,192	349,906	524,859
Philippe Chevrier	247,438	494,875	—	—	—	—

(3)

For additional information regarding the assumptions made in calculating these amounts, see Note 13, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(4)

Includes the aggregate grant date fair value of all NQOs granted to the named executive officer during the year indicated, computed in accordance with ASC 718. These amounts do not necessarily correspond to the actual value that will be realized by the named executive officer.

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EXECUTIVE COMPENSATION

(5)	Reflects amounts earned under the MICP with respect to the indicated year.

(6)

For each year, represents the difference between the actuarial present value of the executive’s accumulated benefit under his retirement plan arrangement, as of December 31 of the indicated year and December 31 of the prior year. See “Pension Benefits in 2023” on page 46 for information regarding the pension arrangements applicable to Mr. Stanage. The actuarial present value of the pension benefit for Mr. Stanage decreased by $1,610,261 during 2023. Pursuant to SEC rules, we are not permitted to report negative changes in pension value in the Summary Compensation Table. Therefore, his change in pension value is reported in the table above as $0.

The changes in pension value do not directly relate to the final potential payout and can vary significantly year-over-year based on: (a) changes in salary; (b) other one-time adjustments to salary; (c) actual age versus predicted age at retirement; (d) the discount rate used to determine present value of the benefit; and (e) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit and an increase in the discount rate has the opposite effect. See Note 8, “Retirement and Other Postretirement Benefit Plans,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and the pension benefits table under “Pension Benefits in 2023” on page 46 for a description of the interest rate and mortality assumptions.

(7)	The amounts for our named executive officers in the “All Other Compensation” column for 2023 include the following:

Name	Hexcel Contributions to 401(k) Retirement Savings Plan ($)	Hexcel Contributions to Non-Qualified Deferred Compensation Plan ($)	Premiums for Life, Long-Term Disability, and Accidental Death and Dismemberment Insurance ($)	Perquisites(a) ($)
Nick L. Stanage	25,650	182,486	8,139	—
Patrick J. Winterlich	25,650	81,003	7,036	—
Gail E. Lehman	25,650	48,847	7,081	—
Thierry Merlot(b)	—	—	4,220	7,826
Philippe Chevrier	13,523	5,692	2,152	459,391

(a)

Mr. Merlot receives an automobile allowance. The other named executive officers do not receive regular perquisites. Mr. Chevrier received one-time relocation assistance of $365,155, primarily to cover the costs related to his home sale, and $94,236 in tax gross-ups in connection with his required relocation to Salt Lake City, Utah, pursuant to the company’s employee relocation policy.

(b)	In addition to the amounts in the table, Hexcel contributed €65,441 ($72,234) to a statutory pension benefit plan for Mr. Merlot, as required under French regulations.

(8)

For Mr. Merlot, the amounts in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns are paid or determined in the local currency, euros, and converted to an amount in U.S. dollars based on the exchange rate in effect as of December 31 of the year presented, which for 2023 was an exchange rate of 1.1038 U.S. dollars per euro. Mr. Merlot’s salary in euros was € 421,931 in 2023, his automobile allowance was €7,090, and his premiums for life insurance were €3,823.

(9)	Mr. Chevrier was appointed President, Aerospace, Americas on January 3, 2023 and President, Americas & Global Fibers on July 1, 2023.

42	2024 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2023

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nick L. Stanage	—	—	604,539	1,209,077	2,418,154	—	—	—	—	—	—	—
	01/30/2023	01/18/2023	—	—	—	23,168	46,337	92,674	—	—	—	3,187,522
	01/30/2023	01/18/2023	—	—	—	—	—	—	—	59,447	68.79	1,593,774

Patrick J. Winterlich	—	—	249,109	492,218	984,436	—	—	—	—	—	—	—
	01/30/2023	01/18/2023	—	—	—	4,136	8,273	16,546	—	—	—	569,100
	01/30/2023	01/18/2023	—	—	—	—	—	—	4,136	—	—	284,515
	01/30/2023	01/18/2023	—	—	—	—	—	—	—	10,614	68.79	284,561

Gail E. Lehman	—	—	162,416	324,833	649,666	—	—	—	—	—	—	—
	01/30/2023	01/18/2023	—	—	—	2,905	5,811	11,622	—	—	—	399,739
	01/30/2023	01/18/2023	—	—	—	—	—	—	2,905	—	—	199,835
	01/30/2023	01/18/2023	—	—	—	—	—	—	—	7,456	68.79	199,895

Thierry Merlot	—	—	151,361	302,723	605,446	—	—	—	—	—	—	—
	01/30/2023	01/18/2023	—	—	—	2,093	4,186	8,372	—	—	—	287,955
	01/30/2023	01/18/2023	—	—	—	—	—	—	2,093	—	—	143,977
	01/30/2023	01/18/2023	—	—	—	—	—	—	—	5,370	68.79	143,970

Philippe Chevrier	—	—	135,000	270,000	540,000	—	—	—	—	—	—	—
	01/30/2023	01/18/2023	—	—	—	1,798	3,597	7,194	—	—	—	247,438
	01/30/2023	01/18/2023	—	—	—	—	—	—	1,798	—	—	123,684
	01/30/2023	01/18/2023	—	—	—	—	—	—	—	4,615	68.79	123,728

(1)

The amounts shown reflect the threshold, target and maximum payments the named executive officer was eligible to receive based on achievement with respect to performance goals under the MICP. The actual awards we paid for 2023 are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. If the threshold performance for any financial measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid. More detail concerning the 2023 MICP financial performance measures is provided on pages 28-30.

(2)

Reflects the number of shares of our common stock underlying PSAs granted under our 2013 Incentive Stock Plan (the “2013 ISP”) for the 2023-2025 performance period; the PSAs will convert into shares of common stock after a three-year performance period based on the level of achievement with respect to specified performance measures. No PSAs will convert with respect to a financial measure if a threshold level of performance is not achieved. The terms of the PSAs are described in more detail on pages 32-35.

(3)

For our regular annual equity awards, the compensation committee approved a dollar value of the awards (as a percentage of salary) and the performance requirements for conversion of PSAs into shares of common stock at its meeting on January 18, 2023. In accordance with our equity grant policy, the grant date for the 2023 annual equity awards was January 30, 2023, the third trading day following the release of 2022 fourth-quarter and year-end earnings.

(4)

Reflects RSUs granted under the 2013 ISP. The RSUs granted on January 30, 2023 generally vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date, except for the RSUs granted to Mr. Merlot, which will vest and convert at the rate of two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date. The terms of the RSUs are described in more detail on page 32.

(5)

Reflects NQOs granted under the 2013 ISP, which will vest and become exercisable at the rate of one-third of the underlying shares on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 31.

(6)

Reflects the grant date fair value of PSAs, RSUs and NQOs granted to the named executive officers in 2023, computed in accordance with ASC 718. Generally, the grant date fair value is equal to the amount that we will expense in our financial statements over the award’s vesting

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EXECUTIVE COMPENSATION

schedule, but without giving effect to estimated forfeitures. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes derived value on the grant date. For additional information on the valuation assumptions used in calculating the fair value of these instruments, see Note 13, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts, computed in accordance with ASC 718, do not necessarily correspond to the actual value that will be realized by the named executive officers.

Description of Plan-Based Awards

All NQOs, RSUs and PSAs granted to the named executive officers in fiscal year 2023 were granted under the 2013 ISP and are governed by the terms and conditions of the 2013 ISP and the applicable award agreements. See pages 30-35 for a discussion of NQOs, RSUs and PSAs.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the named executive officers as of December 31, 2023:

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nick L. Stanage	01/28/2014	34,912	—	—	43.01	01/28/2024	—	—	—	—
	01/27/2015	56,578	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	64,812	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	61,204	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	50,121	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	65,502	—	—	65.56	01/28/2029	—	—	—	—
	02/06/2020	70,293	—	—	74.74	02/06/2030	—	—	—	—
	01/28/2021	91,487	45,742	—	44.90	01/28/2031	—	—	—	—
	01/31/2022	26,850	53,697	—	52.17	01/31/2032	7,862	579,823	36,738	2,709,428
	01/30/2023	—	59,447	—	68.79	01/30/2033	—	—	46,337	3,417,354
Patrick J. Winterlich	01/28/2014	2,345	—	—	43.01	01/28/2024	—	—	—	—
	01/27/2015	3,348	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	3,413	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	3,700	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	9,159	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	12,621	—	—	65.56	01/28/2029	—	—	—	—
	02/06/2020	14,785	—	—	74.74	02/06/2030	—	—	—	—
	01/28/2021	23,357	11,677	—	44.90	01/28/2031	3,141	231,649	—	—
	01/31/2022	6,220	12,437	—	52.17	01/31/2032	4,493	331,359	5,106	376,568
	01/30/2023	—	10,614	—	68.79	01/30/2033	4,136	305,030	8,273	610,134

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		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Gail E. Lehman	01/29/2018	8,829	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	10,441	—	—	65.56	01/28/2029	—	—	—	—
	02/06/2020	10,855	—	—	74.74	02/06/2030	—	—	—	—
	01/28/2021	16,719	8,359	—	44.90	01/28/2031	2,248	165,790	—	—
	01/31/2022	4,371	8,741	—	52.17	01/31/2032	3,157	232,829	3,589	264,689
	01/30/2023	—	7,456	—	68.79	01/30/2033	2,905	214,244	5,811	428,561
Thierry Merlot	01/27/2015	5,611	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	5,397	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	6,340	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	5,610	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	7,620	—	—	65.56	01/28/2029	—	—	—	—
	10/24/2019	—	—	—	—	—	4,995	368,381	—	—
	02/06/2020	8,045	—	—	74.74	02/06/2030	—	—	—	—
	01/28/2021	12,875	6,437	—	44.90	01/28/2031	1,733	127,809	—	—
	01/31/2022	3,537	7,073	—	52.17	01/31/2032	3,523	259,821	2,905	214,244
	01/30/2023	—	5,370	—	68.79	01/30/2033	2,093	154,359	4,186	308,718
Philippe Chevrier	01/30/2023	—	4,615		68.79	01/30/2033	1,798	132,603	3,597	265,279

(1)	All options listed in this table vest in equal increments on each of the first three anniversaries of the grant date and will expire on the tenth anniversary of the grant date.

(2)

This column includes: (i) unvested RSUs granted on January 28, 2021, January 31, 2022 and January 30, 2023 under the 2013 ISP, and (ii) in the case of Mr. Merlot, unvested RSUs granted on October 24, 2019 under the 2013 ISP. The RSUs vest and convert into shares of Hexcel common stock at the rate of one-third per year on each of the first three anniversaries of the grant date, except for grants made to Mr. Merlot, which generally vest and convert into shares as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third on the third anniversary of the grant date, except for Mr. Merlot’s October 2019 grant, which vests as to 50% of the RSUs on the third anniversary of the grant date, and the remaining 50% of the RSUs on each of the fourth, fifth and sixth anniversaries of the grant date. For the RSUs, except those granted to Mr. Merlot, if and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU then held by the grantee equal to the cash dividend that we pay to holders of our common stock, which vest at the same time as the underlying RSUs to which they relate and are paid in cash. Mr. Merlot’s RSUs do not accrue dividends for French tax law purposes. This column also includes shares earned under PSAs granted on January 31, 2022, for which the first performance period ended on December 31, 2022 (earned at 86%) and the second performance period ended on December 31, 2023 (earned 0%). The shares earned with respect to each such performance period will vest and become payable if the executive remains employed through December 31, 2024.

(3)	Market values were computed using a price of $73.75 per share, the closing price of Hexcel common stock on December 29, 2023, as reported by the NYSE.

(4)

This column reflects the shares that each named executive officer would receive under outstanding PSAs granted on January 31, 2022 (but only with respect to the shares allocated to the final performance period, which remained open as of December 31, 2023) and on January 30, 2023. If the PSA awards were to payout at maximum, the number of shares (and market value of such shares) outstanding as of December 31, 2023 with respect to unvested PSAs granted on January 31, 2022 and January 30, 2023 respectively, would be for Mr. Stanage: 73,476 shares ($5,418,855) and 92,674 shares ($6,834,708); Mr. Winterlich: 10,212 shares ($753,135) and 16,546 shares ($1,220,268); Ms. Lehman: 7,178 shares ($529,378) and 11,622 shares ($857,123); Mr. Merlot: 5,810 shares ($428,488) and 8.372 shares ($617,435); and Mr. Chevrier: 7,194 ($530,558). Each named executive officer will receive a number of shares of common stock based on the extent to which the performance

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EXECUTIVE COMPENSATION

criteria for the respective PSAs are attained. Any such shares into which the PSAs will convert will be received by the named executive officer in early 2025 for the PSAs granted in 2022 and early 2026 for the PSAs granted in 2023, in each case subject to continued employment through the end of the applicable three-year performance period.

Option Exercises and Stock Vested in 2023

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Nick L. Stanage	41,321	1,631,353	138,451	10,293,832
Patrick J. Winterlich	—	—	27,087	1,984,175
Gail E. Lehman	—	—	19,385	1,419,979
Thierry Merlot	4,192	113,603	20,023	1,408,137
Philippe Chevrier	—	—	—	—

(1)

The value realized is equal to the difference between the closing price per share of our common stock, as reported by the NYSE on the date of exercise, and the exercise price, multiplied by the number of shares underlying the options exercised.

(2)

For named executive officers other than Mr. Merlot, reflects RSUs that vested during 2023, including one-third of the RSUs granted in each of 2020, 2021 and 2022. For Mr. Merlot, includes RSUs granted in 2020 and 2021, which vest as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date. The RSUs granted to U.S. named executive officers generally vest in equal increments on the first three anniversaries of the grant date, and for Mr. Merlot, vest as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date, except the RSUs granted to Mr. Merlot in October 2019 vest as to 50% on the third anniversary of the grant date, and the remaining 50% on each of the fourth, fifth and sixth anniversaries of the grant date. Also reflects the PSAs that vested on December 31, 2023 based on the level of achievement with respect to specified performance measures for the 2021-2023 performance period, as determined by the compensation committee in January 2024. For the RSUs and PSAs, except those granted to Mr. Merlot, if and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU and PSA then held by the grantee equal to the cash dividend that we pay to holders of our common stock, which vest at the same time as the underlying RSUs and PSAs to which they relate and are paid in cash.

(3)	The value realized is equal to the closing price per share of our common stock, as reported by the NYSE on the vesting date, multiplied by the number of RSUs vested.

Pension Benefits in 2023

During 2023, Mr. Stanage participated in a Supplemental Executive Retirement Agreement entered into with the company (the “SERP”). The SERP provides for a retirement benefit intended to supplement Mr. Stanage’s retirement income from our 401(k) Plan and NDCP (described on page 36) and vested upon his completion of 60 months of continuous service with the company. The SERP includes the following provisions:

◾

Upon Mr. Stanage’s retirement, he will receive a lump sum equal to the actuarial present value of the “Normal Retirement Benefit,” subject to a reduction to reflect the additional actuarial cost of Mr. Stanage’s benefit election for his designated beneficiary in the event he dies before receiving any benefits under the SERP, as described below, versus the default election available under the SERP. The SERP generally defines the “Normal Retirement Benefit” as a monthly benefit starting on the first of the month after his employment terminates and ending with the payment for the month in which his death occurs or, if later, after payment of 120 such payments (with any such payments after his death made to his beneficiary or his estate) in an amount equal to (a) the product of his “Final Average Pay” and the “Benefit Percentage” less (b) all contributions made by us for his account under our 401(k) Plan.

◾

“Final Average Pay” generally equals Mr. Stanage’s average monthly compensation for the highest paid 36 months out of his final 120 months of employment, and includes salary and amounts earned under all management incentive or other bonus plans in which he participates. Any incentive pay or other bonus is deemed to be earned ratably over the period for which it was earned.

◾	The “Benefit Percentage” is 7/30 of 1% for each month of service but will not increase further after age 65.

◾

Contributions made by us for Mr. Stanage’s account under our 401(k) Plan are expressed as a monthly amount in the form of an actuarial equivalent 50% joint and survivor annuity, with 120 months of guaranteed payments starting at the date Mr. Stanage attains age 65, and assuming that our contributions earn interest at the rate of 6% from the date of the contribution until the date it is actually paid to Mr. Stanage.

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◾

Pursuant to his election, if Mr. Stanage dies before receiving any benefits under the SERP, his designated beneficiary will receive a lump sum equal to the lump sum Mr. Stanage would have received under the SERP had he terminated his employment on the day preceding his death The SERP generally provides to Mr. Stanage the ability to irrevocably elect to receive, in lieu of a lump sum payment with regard to a benefit described above, a monthly payment of such benefit, which will take effect twelve months after the date on which such election is made. If he makes such an election, the monthly benefit will start on the first of the month after the fifth anniversary of the date on which his employment terminates, and the amount of the monthly benefit will be actuarially adjusted to take into account that the first payment of the applicable benefit will not take place until the fifth anniversary of the date on which his employment terminates.

Pension Benefits Table

The table below shows the present value, as of December 31, 2023, of accumulated benefits payable to Mr. Stanage (the only named executive officer covered by defined benefit retirement arrangements) upon his retirement, as well as the number of years of service credited under his retirement arrangements. Mr. Merlot is eligible to receive a pension that is funded by our contributions and by Mr. Merlot’s, the value of which will be determined in accordance with French regulations at the time of his retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Nick L. Stanage	Supplemental Executive Retirement Agreement	14.17	13,586,468	—

(1)

The present value of accumulated benefit for Mr. Stanage was calculated using the same discount rate, lump sum conversion interest rate and mortality table assumptions as were used for financial reporting purposes at December 31, 2023, except that: (a) no pre-retirement decrements were assumed and (b) we assumed retirement at age 65 (the normal retirement age under the relevant retirement arrangement and his age at December 31, 2023). See footnote 6 to the Summary Compensation Table on page 42 for a description of factors affecting the difference between the actuarial present value of Mr. Stanage’s accumulated benefit under his SERP as of December 31 of the current year and December 31 of the prior year.

Non-Qualified Deferred Compensation in 2023

Under the NDCP, eligible U.S. employees, including our named executive officers, may defer amounts of their cash compensation in excess of Internal Revenue Code limits applicable to our 401(k) Plan, or “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as provided under our 401(k) Plan. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements—Hexcel Corporation 401(k) Retirement Savings Plan” and “—Non-Qualified Deferred Compensation Plan” for additional information. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of funds based upon the funds available under our 401(k) Plan, other than the Hexcel stock fund.

All of our NEOs, other than Mr. Merlot, participated in the NDCP in 2023. Mr. Merlot is not eligible to participate in the NDCP because he is not a U.S. employee.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)(3)

Nick L. Stanage	156,105	182,486	409,520	—	2,561,194

Patrick J. Winterlich	81,120	81,003	48,609	—	382,518

Gail E. Lehman	42,876	48,847	53,330	—	284,436

Philippe Chevrier	—	5,692	392	—	6,084

(1)	The amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table on page 41.

(2)	The aggregate annual earnings in 2023 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

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EXECUTIVE COMPENSATION

(3)

The amounts in these columns include aggregate contributions, if any, by the NEO and the Company to the NDCP that were reported as compensation in the Summary Compensation Table in previous years: Mr. Stanage, $1,396,026; Mr. Winterlich, $112,591; and Ms. Lehman, $106,539.

Potential Payments Upon Termination or Change in Control

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2023. The information in this section does not include information related to:

◾	distributions under the NDCP. See “Non-Qualified Deferred Compensation in 2023.”

◾	RSUs, PSAs and shares underlying NQOs that vested prior to the termination event.

◾	short-term incentive payments that would not be increased due to the termination event.

◾	distributions to Mr. Stanage under his SERP other than incremental payments payable to Mr. Stanage that are addressed below. See “Pension Benefits in 2023.”

◾	other payments and benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) Plan.

We have severance agreements with all of our currently employed named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the documents collectively as the “Severance Arrangements.” The Severance Arrangements are described below.

The Severance Arrangements generally provide payments and other benefits to a named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement). In circumstances related to a “change in control” or a “potential change in control” (each as defined in such Severance Arrangement), the payments are enhanced. With respect to the named executive officers, such payments and other benefits generally include a lump sum payment equal to the sum of, or a multiple of the sum of, annual base salary and average bonus under the MICP, as well as continued participation in all medical, dental, life insurance and other welfare and perquisite plans and programs in which the executive was participating on the date of termination (“Continued Participation Benefits”) for a specified period of time. These payments are further described below.

Executive Severance Policy

The compensation committee maintains an Executive Severance Policy that applies to any executive employee of the company who has received an offer letter of employment from the company that expressly extends the provisions of the policy to such executive. Currently, Mr. Stanage is the only named executive officer subject to the policy.

As applied to Mr. Stanage, the policy provides that, among other things:

◾

upon termination due to Mr. Stanage’s death, his legal representative will receive a pro rata portion of Mr. Stanage’s annual bonus, based on the portion of the year that elapsed prior to his death (the “pro-rata bonus”).

◾

upon termination due to Mr. Stanage’s disability, he will receive the pro-rata bonus and disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the company.

◾	upon termination of Mr. Stanage by the company other than for disability or cause, or upon his resignation for good reason, other than in relation to a change in control, he will receive:

◾	the pro-rata bonus;

◾

a cash lump sum equal to one and one-half times the sum of his annual base salary and one and one-half times the average of the last three annual bonus amounts awarded to him for the last three plan years completed prior to the termination date; and

◾	Continued Participation Benefits for one and one-half years following the termination date.

◾

upon termination of Mr. Stanage by the company other than for disability or cause, or upon Mr. Stanage’s termination for good reason, in each case during a “potential change in control” (as defined in the policy) or within two years after a change in control, he will receive two and one-half times the lump sum payment described above and the Continued Participation Benefits for two and one-half years. He also will receive these benefits if, during a potential change in control, we terminate Mr. Stanage at the request of a person who takes any action designed to cause a change in control.

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The compensation committee may amend or terminate the policy in its discretion, but no amendment or termination can adversely affect a covered executive’s vested rights, and no amendment or termination can become effective as to an executive earlier than the later of one year after written notice is delivered to such executive or two years after the occurrence of a change in control.

The Executive Severance Policy does not provide for a tax gross-up with respect to excise taxes incurred under Section 280G and Section 4999 of the Internal Revenue Code in connection with a change in control.

Mr. Stanage has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of 18 months following the termination of his employment. This includes, for example, any situation in which Mr. Stanage is an employee of or consultant to, or owner of a business. If Mr. Stanage’s termination is in connection with a change in control for which Mr. Stanage receives enhanced severance payments, the period is extended to 30 months. However, this restriction would not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Stanage also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information and processes, technologies, designs and inventions.

Severance Agreements

We have entered into executive severance agreements with each of Mr. Winterlich, Ms. Lehman and Mr. Chevrier that provide for us to make certain payments to him or her upon termination of their employment under specified circumstances. In particular:

◾

if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, other than in relation to a change in control, the executive will receive:

◾

a lump sum payment equal to the sum of the executive’s then current base salary and, except for Mr. Chevrier, who is only eligible for a lump sum equal to base salary, average MICP award over the prior three years;

◾	Continued Participation Benefits for one year; and

◾	an MICP award prorated for the portion of the year during which the executive was employed prior to termination, if such award is payable under the terms of the MICP.

◾

in the event that we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, in each case during a period of a “potential change in control” (as defined in the executive severance agreement) or within two years after a change in control, or if, during a potential change in control, we terminate the executive at the request of a person who takes any action designed to cause a change in control, the executive will receive the same payments and benefits as described above except that:

◾

for Mr. Winterlich and Ms. Lehman, the lump sum payment will be equal to two times the sum described above and for Mr. Chevrier, the lump sum payment will be equal to one and one-half times the sum described above; and

◾

for Mr. Winterlich and Ms. Lehman, the period of Continued Participation Benefits will be two years instead of one and for Mr. Chevrier, the period of Continued Participation Benefits will be one and one-half years instead of one.

◾	in the event of termination due to death or disability, the executive (or his or her estate) will receive an MICP award prorated for the portion of the year he or she was employed.

In consideration for these payments, Messrs. Winterlich and Chevrier and Ms. Lehman have agreed to a non-competition covenant: for Mr. Winterlich and Ms. Lehman, two years following a termination in connection with a change in control and for Mr. Chevrier, one and one-half years following a termination in connection with a change in control. Each executive severance agreement annually renews automatically unless we notify the applicable executive of our intention not to renew, in which case the agreement will terminate one year following such notification.

Mr. Merlot’s severance benefits are determined by the French CLA. Pursuant to the French CLA, Mr. Merlot is entitled to receive the following upon termination of his employment:

◾	up to 20 times the average monthly compensation paid (based on the 12 months prior to termination), including bonus payments;

◾	a notice period payment approximately equal to three times the compensation he received during the month prior to termination; and

◾	a non-competition payment equal to 12 months’ average salary for the prior 12 months, including bonus payments (unless we waive his non-competition obligations).

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Retirement Agreement with Mr. Stanage

As described on pages 46-47, the SERP that we entered into with Mr. Stanage provides for enhanced benefits upon our termination of him without cause or for good reason, or our termination of him without cause or for good reason during a potential change in control or within two years following a change in control, including if we terminate him at the request of a person who takes any action designed to cause a change in control.

Equity Awards

Each of our currently employed named executive officers holds outstanding NQOs, PSAs and, except for Mr. Stanage, RSUs. Upon termination of employment of a named executive officer, the treatment of the equity award depends on the nature of the termination. The following is a description of the treatment of a named executive officer’s equity awards upon each different type of termination and upon a change in control under the terms of the applicable award agreement for grants issued as a part of our regular compensation program.

NQOs

◾	Voluntary departure or termination without cause – the named executive officer has 90 days to exercise the NQO to the extent vested; to the extent not vested, the NQO terminates.

◾	Disability/Death – all NQOs immediately vest and remain exercisable for one year.

◾

Eligible Retirement – any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the named executive officer has five years from the date of retirement to exercise the NQOs (but in no event can the named executive officer exercise an NQO after the expiration of the ten-year term of the NQO).

◾	Termination for Cause – all NQOs are forfeited.

◾

Change in Control – all NQOs (including NQOs held by a named executive officer who retired prior to the change in control) immediately vest, and if the named executive officer is terminated without cause or terminates his or her employment for good reason within two years after the change in control, the NQOs, to the extent they remain outstanding following the change in control, remain exercisable for two years.

RSUs

◾	Voluntary departure or termination with or without cause – all RSUs are forfeited.

◾	Death – all RSUs immediately vest and convert to common stock.

◾

Disability – all RSUs continue to vest on the schedule set forth in the RSU agreement. If the named executive officer dies prior to the third anniversary of the grant date, all RSUs immediately vest and convert to common stock.

◾

Eligible Retirement – all RSUs continue to vest on the schedule set forth in the RSU agreement. If the named executive officer dies prior to the third anniversary of the grant date, all RSUs immediately vest and convert to common stock.

◾	Change in Control – all RSUs immediately vest and convert to common stock.

PSAs

◾	Termination for cause – the entire award is forfeited.

◾

Termination by the company without cause, or due to disability or death, or by the named executive officer for good reason – the named executive officer is entitled to a pro rata award of common stock based on the portion of the performance period for which he or she was employed, and also based on the extent to which the performance target is attained.

◾

Eligible Retirement – the named executive officer is entitled to receive the full award of common stock for the performance period, in each case determined based on the actual level of attainment of the applicable performance goal.

◾	Change in Control – the award is paid out immediately, based on target performance.

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he or she is age 65 or age 55 with five or more years of service with us.

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Our agreements relating to NQOs, RSUs and PSAs generally require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-competition provision is substantially similar to that contained in the Severance Arrangements of our named executive officers described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee must deliver to the company the number of shares the employee received during the 180-day period immediately prior to the breach of the non-competition requirement, and if the employee sold any shares during this 180-day period, then the employee must deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued, including terms that cover other possible grounds for forfeiture or recoupment of payments and gains, and terms under the plans providing for adjustments by the compensation committee upon specified events affecting the company.

Change in Control; Potential Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

◾	the acquisition by any person of 50% or more of our common stock;

◾	the acquisition by any person of 40% or more of our common stock within a 12-month period;

◾

a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were board-approved replacements of the existing directors; or

◾

a merger of Hexcel or a sale of all or substantially all of the assets of Hexcel, unless (i) more than 50% of the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction.

However, an event that does not constitute a change in the ownership of Hexcel, a change in the effective control of Hexcel, or a change in the ownership of a substantial portion of Hexcel’s assets, each as defined in Section 409A of the Internal Revenue Code, will not constitute a “Change in Control.”

A “Potential Change in Control,” as defined in the Severance Arrangements, exists during the period commencing at the time the company enters into an agreement that, if consummated, would result in a Change in Control and ends at the time such agreement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.

“Good reason” generally is defined in our Executive Severance Policy (applicable to Mr. Stanage) to mean:

◾	a 10% reduction in the executive’s base salary;

◾	a material diminution in the executive’s position, duties, responsibilities or authority;

◾

failure by us to continue any compensation plan in which the executive participates that is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value;

◾

failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least 20 paid vacation days per year (or more, if the executive is entitled to more under our vacation policy);

◾	failure to provide facilities or services which are reasonably necessary for the executive’s position;

◾	failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement or failure by us to remain liable to the executive after such assumption;

◾	any termination by us of the executive’s employment that is not affected pursuant to a notice that complies with the applicable severance arrangement; or

◾	willful failure to pay the executive any portion of his compensation within a specified number of days after such compensation is due.

The severance agreements for Mr. Winterlich, Ms. Lehman and Mr. Chevrier generally define “good reason” as a 10% reduction in “Total Direct Compensation” (base salary, annual target under the MICP, and grant date value of an annual equity award under our incentive stock plan).

2024 Proxy Statement	51

EXECUTIVE COMPENSATION

“Cause” is generally defined in our plans and agreements applicable to named executive officers to mean the (i) willful and continued failure by the named executive officer to substantially perform his or her duties after we have notified the executive in writing of the nonperformance or (ii) willful engagement by the named executive officer in misconduct that materially harms us. Before we can terminate a named executive officer for cause, our board must give the named executive officer notice describing the reasons we intend to terminate the named executive for cause and must pass a resolution approved by at least two-thirds of the board determining that the named executive officer is guilty of the improper conduct and must provide the named executive officer with the opportunity to be heard before the board with counsel present.

Potential Payments and Benefits Upon Termination of Employment on December 31, 2023

The table below describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers employed by the company as of December 31, 2023 would be entitled upon termination of employment or a change in control (including a “potential change in control”) on December 31, 2023, exclusive of items described in the first paragraph under “Potential Payments Upon Termination or Change in Control”. However, such payments generally would not be provided in connection with a termination for cause.

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change in control without a subsequent termination, except for vesting and conversion of the equity awards for all named executive officers (and the related values) reflected below.

	Cash Severance/ Payment at Death ($)(1)	Incremental Benefit under SERP ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2023 share price) ($)(4)	Total Termination Benefits ($)

Nick L. Stanage
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	3,731,163	960,335	28,281	—	4,719,779
Involuntary or good reason termination after change in control	6,218,605	960,335	47,135	—	7,226,075
Death	3,000,000	—	—	—	3,000,000
Disability	—	378,979	—	—	378,979
Patrick J. Winterlich
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	1,166,352	—	18,854	2,143,716	3,328,922
Involuntary or good reason termination after change in control	2,332,705	—	37,708	3,662,714	6,033,127
Death	2,500,000	—	—	3,589,136	6,089,136
Disability	—	—	—	3,589,136	3,589,136
Gail E. Lehman
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	861,661	—	17,574	—	879,235
Involuntary or good reason termination after change in control	1,723,323	—	35,148	—	1,758,471
Death	2,500,000	—	—	—	2,500,000
Disability	—	—	—	—	—
Philippe Chevrier
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	836,662	—	16,344	88,426	941,432
Involuntary or good reason termination after change in control	1,673,323	—	32,688	243,919	1,949,930
Death	2,500,000	—	—	243,919	2,743,919
Disability	—	—	—	243,919	243,919

52	2024 Proxy Statement

EXECUTIVE COMPENSATION

	Cash Severance/ Payment at Death ($)(1)	Non- Competition Payment ($)(5)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2023 share price) ($)(4)	Total Termination Benefits ($)
Thierry Merlot(2)(6)
Voluntary retirement(7)	—	—	—	—	—
Involuntary termination(8)	1,412,744	777,787	—	—	2,190,531
Involuntary termination after change in control(8)	1,412,744	777,787	—	368,381	2,558,912
Death(9)	—	—	—	—	—
Disability(9)	—	—	—	—	—

(1)

Involuntary or good reason termination, with or without a change in control. For all named executive officers, represents the lump sum cash payment that would have been paid to the executive under the Executive Severance Policy, in the case of Mr. Stanage, an executive severance agreement, in the case of Mr. Winterlich, Ms. Lehman and Mr. Chevrier, or the French CLA, in the case of Mr. Merlot.

Death. Represents the death benefit (assuming accidental death of the named executive officer) that would have been paid under the agreement with Mr. Stanage and our executive life insurance and accidental death and dismemberment insurance policies. The death benefit disclosed for Messrs. Stanage and Winterlich, Ms. Lehman and Mr. Chevrier would have been paid by the insurers under our executive life insurance and accidental death and dismemberment insurance policies.

(2)

For Mr. Stanage, represents the difference between (a) the actual lump sum he would have received upon the indicated type of termination on December 31, 2023, and (b) the lump sum he would have received had he voluntarily terminated his employment on December 31, 2023. Under the French CLA, Mr. Merlot does not receive any enhanced benefits as a result of any type of termination of employment or change in control other than an involuntary dismissal as indicated in the table entries respecting his involuntary termination.

(3)

Represents Hexcel’s share of the value of welfare/medical benefits for (a) one and one-half years (in the case of Mr. Stanage) or one year (in the case of Mr. Winterlich, Ms. Lehman and Mr. Chevrier), upon involuntary or good reason termination without a change in control, and (b) two and one-half years (in the case of Mr. Stanage), or two years (in the case of Mr. Winterlich, Ms. Lehman and Mr. Chevrier), in the event of involuntary or good reason termination following a change in control. Mr. Merlot does not receive any additional welfare/medical benefits in the event of any type of termination; however, he is entitled to benefits under the French CLA and unemployment insurance benefits. These benefits are paid by the French government and not by the company.

(4)

Reflects the value of equity awards that were unvested on December 31, 2023, and that would have vested as a result of the indicated type of termination of employment of the named executive officer. The value of equity awards is not included for Messrs. Stanage or Merlot (other than his October 2019 RSU grant), or for Ms. Lehman, because each of them was retirement eligible under the terms of the equity awards on December 31, 2023 and could have received the equity award immediately or in accordance with the schedule set forth in the applicable award agreement after retirement.

(5)

Assumes that the company will provide a payment to Mr. Merlot in respect of his not competing with the company for a period of one year following employment termination. We may elect to release Mr. Merlot from the non-competition obligation, in which case no payment would be due to him.

(6)

For Mr. Merlot, the amounts in this chart are paid or determined in the local currency, the euro, and converted to U.S. dollars at an exchange rate of 1.1038 U.S. dollars per euro, which is based on the exchange rate in effect as of December 31, 2023.

(7)	As of December 31, 2023, Mr. Merlot was not retirement eligible under the French CLA.

(8)	Represents the payment upon dismissal due to Mr. Merlot under the French CLA.

(9)	Mr. Merlot does not receive any additional benefits upon death or disability beyond the coverage provided by the French CLA or French insurance, which benefits are not paid by the company.

2024 Proxy Statement	53

PROPOSAL 2—ADVISORY APPROVAL OF THE COMPANY’S 2023 EXECUTIVE COMPENSATION

PROPOSAL 2—ADVISORY APPROVAL OF THE COMPANY’S 2023 EXECUTIVE COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation provided to our named executive officers for 2023 as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The company’s executive compensation program and compensation paid to the named executive officers are described on pages 22-39 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company’s circumstances and to promote our compensation philosophy, which is to deliver pay for performance that creates sustainable value for our stockholders. We currently hold our advisory stockholder vote with respect to named executive officer compensation every year, pursuant to the stockholders’ advisory approval of an annual frequency for such vote at the 2023 Annual Meeting of Stockholders, which was accepted by the board. We anticipate that stockholders will next have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2029 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our named executive officers as described in this proxy statement. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs.

Accordingly, the board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, and the compensation tables and related material included in the proxy statement for the 2024 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPANY’S 2023 EXECUTIVE COMPENSATION.

54	2024 Proxy Statement

CEO PAY RATIO

CEO PAY RATIO

As required by SEC regulations, we are providing the following pay ratio information with respect to our last completed fiscal year, as a reasonable estimate calculated in a manner consistent with SEC regulations.

In determining the CEO pay ratio for fiscal 2023, we identified the median employee from our global employee population as of December 31, 2023, as in prior years, based on annual salary, including all differentials, on-call, vacation, sick and overtime pay, with the compensation paid to non-U.S. employees converted to U.S. dollars using the applicable exchange rate in effect on December 31, 2023. Once the median employee was identified, we calculated the median employee’s annual total compensation in the same manner as we calculate the amount set forth in the “Total” column in the Summary Compensation Table (i.e., including items such as the value of stock and option awards, as well as retirement and benefit plans, to the extent applicable).

For our 2023 fiscal year, our median employee’s annual total compensation was $70,613, calculated in the same manner that we calculated the annual total compensation of our CEO as reported in the Summary Compensation Table on page 41. Our CEO’s 2023 annual total compensation was $7,837,803. Therefore, our CEO to median employee pay ratio for fiscal 2023 was 111 to 1.

2024 Proxy Statement	55

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE
The information provided below is mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
which require that we, among other things, report the amount of “compensation actually paid” (“CAP”) to our named executive officers for the last four fiscal years and compare those amounts to certain mandated performance metrics. The values shown below under the header “compensation actually paid” is calculated in accordance with applicable SEC rules and does not reflect the actual amount of compensation earned by or paid to our named executive officers during each covered fiscal year.
Our compensation philosophy is to deliver pay for performance. We seek to provide a level of performance that creates sustainable value for our stockholders by generating short-term results while also making investments designed to increase profitability over the long term. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for details regarding how the compensation committee links the compensation paid to our named executive officers to our company performance.

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (4) (millions)	Company- Selected Measure (Adjusted EBIT) (5) (millions)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)

2023	$7,837,803	$13,210,593	$1,992,963	$2,431,847	$102.28	$129.25	$105.7	$217.6

2022	$8,264,516	$8,812,434	$1,545,916	$1,786,902	$81.02	$104.16	$126.3	$165.0

2021	$9,781,885	$11,352,428	$2,129,619	$2,296,009	$70.82	$109.35	$16.1	$70.9

2020	$7,953,938	$1,192,237	$1,599,412	$680,043	$66.30	$106.45	$31.7	$73.3

(1)
As required by applicable SEC rules, CAP was calculated by beginning with the total amount reported in the Summary Compensation Table (the “SCT”) for the applicable year, (i) subtracting the grant date fair value of stock awards reported in the “Stock Awards” column of the SCT (“Stock Awards”), (ii) subtracting the grant date fair value of option awards reported in the “Option Awards” column of the SCT (“Option Awards”), (iii) subtracting the actuarial present value of the accumulated benefit under defined benefit plans reported in the “Change in Pension Value and
Non-Qualified
Deferred Compensation Earnings” column of the SCT (“Change in Pension Value”), (iv) adding the change in fair value of stock and option awards for the applicable year, and (v) adding the service cost and prior service cost for all defined benefit plans for the applicable year.

Fair value amounts were computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under generally accepted accounting principles. The fair value amounts were calculated using our stock price on the last day of each fiscal year or the date of vesting, as applicable, and assuming the probable level of achievement for performance-based awards as of the end of the covered fiscal year. The service cost and prior service cost for defined benefit plans were calculated using the same methodology as used for our financial statements under generally accepted accounting principles.

56	2024 Proxy Statement

PAY VERSUS PERFORMANCE

The following is a reconciliation of the SCT total and the CAP for the CEO for each of the covered fiscal years. Mr. Stanage is included as the CEO for each of the years reported in the table above.

Chief Executive Officer
Year	SCT Total	Subtract: Grant Date Fair Value of Stock Awards and Option Awards Granted Each Year as Disclosed in the SCT	Subtract: Change in Pension Value as Disclosed Each Year in the SCT	Add: Change in Fair Value of Stock Awards and Option Awards	Add: Service and Prior Service Cost for Pension Plans	CAP for Chief Executive Officer

2023	$7,837,803	$(4,781,296)	$—	$8,981,377	$1,172,709	$13,210,593

2022	$8,264,516	$(4,597,073)	$(1,146,825)	$4,881,098	$1,410,718	$8,812,434

2021	$9,781,885	$(6,630,904)	$(929,331)	$8,175,270	$955,508	$11,352,428

2020	$7,953,938	$(4,420,348)	$(2,365,446)	$(1,066,366)	$1,090,459	$1,192,237

CEO: Change in Fair Value of Stock and Option Awards
Year	Year-End Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Remained Unvested at the End of the Covered Fiscal Year	Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Vested During the Covered Fiscal Year	Year-over-Year Increase or Decrease in Fair Value for Stock Awards and Option Awards Granted in Prior Years that Remained Unvested at the End of the Covered Fiscal Year	Increase or Decrease in Fair Value of Stock Awards and Option Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Adjustments for Stock Awards that Failed to Meet Performance Conditions	Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value	Total Change in Fair Value of Stock Awards and Option Awards Included in CAP

2023	$5,019,432	$—	$1,286,770	$2,519,366	$—	$155,809	$8,981,377

2022	$5,233,909	$—	$254,444	$(666,206)	$—	$58,951	$4,881,098

2021	$8,621,521	$—	$206,852	$(653,103)	$—	$—	$8,175,270

2020	$2,551,099	$—	$(1,385,174)	$(2,232,290)	$—	$—	$(1,066,366)

CEO: Pension Plan Adjustment
Year	Service Cost	Prior Service Cost	Total Service and Prior Service Cost for Pension Plans

2023	$1,172,709	$—	$1,172,709

2022	$1,210,933	$199,785	$1,410,718

2021	$955,508	$—	$955,508

2020	$1,090,459	$—	$1,090,459

(2)
CAP for the other named executive officers was calculated in the same manner as described above for the CEO, except the amounts were averaged for each year. Following is a reconciliation of the average SCT total and the average CAP for the named executive officers, other than the CEO, for each of the applicable years. The non-CEO
named executive officers included in the average for each covered fiscal year were:

2023: Patrick J. Winterlich, Gail E. Lehman, Thierry Merlot, and Philippe Chevrier
2022: Patrick J. Winterlich, Gail E. Lehman, Thierry Merlot, Gina Fitzsimons, Robert G. Hennemuth, and Colleen Pritchett
2021: Patrick J. Winterlich, Robert G. Hennemuth, Gail E. Lehman, and Thierry Merlot
2020: Patrick J. Winterlich, Robert G. Hennemuth, Gail E. Lehman, Colleen Pritchett, and Brett Schneider

2024 Proxy Statement	57

PAY VERSUS PERFORMANCE

Other Named Executive Officers
Year	Average SCT Total	Subtract: Average Grant Date Fair Value of Stock Awards and Option Awards Granted Each Year as Disclosed in the SCT	Subtract: Average Change in Pension Value as Disclosed Each Year in the SCT	Add: Average Change in Fair Value of Stock Awards and Option Awards	Add: Average Service and Prior Service Cost for Pension Plans	Average CAP for Other Named Executive Officers

2023	$1,992,963	$(752,099)	$—	$1,190,983	$—	$2,431,847

2022	$1,545,916	$(651,500)	$—	$886,210	$6,276	$1,786,902

2021	$2,129,619	$(1,249,923)	$(25,942)	$1,406,568	$35,688	$2,296,009

2020	$1,599,412	$(950,232)	$(87,103)	$88,916	$29,050	$680,043

Other Named Executive Officers: Average Change in Fair Value of Stock and Option Awards
Year	Year-End Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Remained Unvested at the End of the Covered Fiscal Year	Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Vested During the Covered Fiscal Year	Year-over-Year Increase or Decrease in Fair Value for Stock Awards and Option Awards Granted in Prior Years that Remained Unvested at the End of the Covered Fiscal Year	Increase or Decrease in Fair Value of Stock Awards and Option Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Adjustments for Stock Awards that Failed to Meet Performance Conditions	Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value	Total Average Change in Fair Value of Stock Awards and Option Awards Included in CAP

2023	$793,750	$—	$108,155	$274,028	$—	$15,050	$1,190,983

2022	$712,798	$—	$291,392	$(42,922)	$(82,136)	$7,078	$886,210

2021	$1,553,051	$—	$(75,353)	$(71,130)	$—	$—	$1,406,568

2020	$564,376	$—	$(273,263)	$(167,942)	$(34,255)	$—	$88,916

Other Named Executive Officers: Average Pension Plan Adjustment
Year	Average Service Cost	Average Prior Service Cost	Total Average Service and Prior Service Cost for Pension Plans

2023	$—	$—	$—

2022	$6,276	$—	$6,276

2021	$35,688	$—	$35,688

2020	$29,050	$—	$29,050

(3)
The company total shareholder return (“TSR”) represents the cumulative investment return of an initial fixed $100 investment in our common stock during the period commencing on December 31, 2019 and ending on the last day of the covered fiscal year, assuming reinvestment of all dividends. The company TSR in the table above may not be indicative of future performance. Peer group TSR represents the cumulative investment return of an initial fixed $100 investment in the S&P Aerospace & Defense Select Industry Index during the period commencing on December 31, 2019 and ending on the last day of the covered fiscal year, assuming reinvestment of all dividends.

(4)	Reflects net income for the covered fiscal year, as reported in our Annual Report on Form 10-K for such year.

(5)	The following table provides a list of the most important financial performance measures used by us to link CAP to company performance for the most recently completed fiscal year:

Tabular List
Adjusted EBIT
Free Cash Flow
Return on Invested Capital (ROIC)

Of the goals listed above, we consider Adjusted EBIT to be the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link CAP to company performance and therefore included it as the Company-Selected Measure in the table above. For the definition of Adjusted EBIT, please see page 29 of this proxy statement.

58	2024 Proxy Statement

PAY VERSUS PERFORMANCE

Required Supplemental Graphs Showing Relationship Between:

CAP and Company TSR
The graph below illustrates the relationship between the CAP to our CEO and the other NEOs and the company’s TSR during the period covered by the Pay versus Performance Table. The CAP figures shown below are calculated as required by SEC requirements, which include unvested and unpaid amounts.

CAP and Net Income
The graph below illustrates the relationship between the CAP to our CEO and the other NEOs and the company’s net income during the period covered by the Pay versus Performance Table. The CAP figures shown below are calculated as required by SEC requirements, which include unvested and unpaid amounts.

2024 Proxy Statement	59

PAY VERSUS PERFORMANCE

CAP and Adjusted EBIT
The graph below illustrates the relationship between the CAP to our CEO and the other NEOs and the company’s Adjusted EBIT during the period covered by the Pay versus Performance Table. The CAP figures shown below are calculated as required by SEC requirements, which include unvested and unpaid amounts.

Company TSR and Peer Group TSR
The graph below illustrates the relationship between the company’s TSR and the peer group TSR during the period covered by the Pay versus Performance Table. The company’s TSR has outperformed the peer group TSR since 2020 on a relative basis.

60	2024 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following information is provided as of December 31, 2023. All numbers in columns (a) and (c) refer to shares of Hexcel common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,728,161	(1)	$54.58	(2)	2,477,944	(3)
Equity compensation plans not approved by security holders	—		N/A		—
Total	2,728,161	(1)	$54.58	(2)	2,477,944	(3)

(1)

This column reflects 1,744,851 shares issuable upon the exercise of outstanding stock options, 446,265 shares issuable upon the vesting and payment of time-based restricted stock units, and 537,045 shares issuable upon the vesting and payment of outstanding PSAs, all of which are outstanding under our 2013 ISP. With respect to the PSAs for the 2021-2023 performance period, reflects 294,288 shares issued in January 2024, based on the actual level of attainment of Incremental Adjusted EBIT Leverage (the applicable performance measure during the 2021-2023 period). See “Compensation Discussion and Analysis—2023 Compensation—PSAs Granted 2021” on page 35 for additional information. The PSAs for the 2022-2024 performance period and the 2023-2025 performance period are included at the “target” performance level. Payout of such PSAs may range from 0% to 200% of target, based on the actual level of attainment for the applicable performance measures. To the extent that the target level of the performance measures is not achieved, shares that are not issuable upon conversion of the PSAs will again become available for future issuance under the 2013 ISP, and to the extent that the target level of the performance measure is exceeded, additional shares remaining available for future issuance under the 2013 ISP will be utilized.

(2)	Excludes the RSUs and PSAs referred to in note 1 above because they have no exercise price.

(3)

Includes: (a) 2,327,774 shares of common stock available for future issuance under the 2013 ISP and (b) 150,170 shares of common stock available for purchase under the Hexcel Corporation 2016 Employee Stock Purchase Plan (as amended and restated effective February 3, 2021).

2024 Proxy Statement	61

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board in its oversight of the integrity of the company’s financial statements, exposure to financial risk and mitigation of those risks, compliance with legal and regulatory requirements, independent registered public accounting firm’s qualifications, independence and performance, and internal audit function. We also appoint the company’s independent registered public accounting firm and submit our selection to the company’s stockholders for ratification. We operate under a written charter adopted and approved by the board of directors, which is available on the company’s website, www.hexcel.com.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for performing an integrated audit of the company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Our responsibility is to monitor and review these processes.

We held eight meetings in 2023, held numerous discussions with management and met in executive session, without management, with Ernst & Young LLP, our independent registered public accounting firm for 2023. We also met in executive session, without management present, with the company’s internal auditors. We have reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023 with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the PCAOB and the SEC.

Our independent registered public accounting firm also provided the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and we discussed with the independent registered public accounting firm its independence.

Based on our review and the discussions referred to above, the audit committee recommended to the board of directors that Hexcel’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Jeffrey C. Campbell, Chair

Cynthia M. Egnotovich

Catherine A. Suever

The Members of the Audit Committee

62	2024 Proxy Statement

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking stockholders to ratify the audit committee’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2024. Stockholder ratification of the appointment of EY is not required under our Certificate of Incorporation, Bylaws or otherwise, but is being submitted as a matter of good corporate practice. While the audit committee is not bound by the outcome of this vote, if the appointment of EY is not ratified by our stockholders, the audit committee will reconsider the appointment.

EY has audited our financial statements annually since 2016. The audit committee reviews and assesses annually the qualifications and performance of the independent registered public accounting firm and considers, as appropriate, the rotation of the independent registered public accounting firm. Additionally, the audit committee is involved in the selection and mandated rotation of the lead engagement partner from EY every five years. A representative of EY is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders present online at the meeting.

Fees

The following table summarizes fees incurred for professional audit services rendered by EY for the audit of the company’s annual consolidated financial statements for fiscal 2023 and fiscal 2022 and for other services rendered by EY in fiscal 2023 and fiscal 2022. The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, which may include audit services, audit-related services, tax services and other services. All services provided by EY were pre-approved by the audit committee.

	Year Ended December 31,
	2023	2022
Audit fees(1)	$2,706,500	$2,632,500
Audit-related fees	—	—
Tax fees(2)	136,500	152,000
All other fees	—	—

Total	$2,843,000	$2,784,500

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings.

(2)	Tax fees are fees incurred for professional services rendered for tax planning, tax compliance and tax advice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

2024 Proxy Statement	63

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, or stockholders owning greater than 5% of any class of our securities, or any of their immediate family members, participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel will be responsible for such evaluation and possible authorization.

The factors to be considered by the audit committee or the Chief Financial Officer, as applicable, in determining whether or not to authorize a transaction under this policy include the following:

◾	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained if the transaction were entered into with a party other than a related person;

◾	the purpose of the transaction and potential benefits to us;

◾	the availability of other sources for the product or service that is the subject of the transaction;

◾	the timing of the transaction;

◾	the potential impact of the transaction on a director’s independence; and

◾	any other factors deemed relevant.

Each director and executive officer also completes and signs a questionnaire after the end of each fiscal year that requires them to provide information regarding any material relationships or related person transactions between such individuals and the company, which helps ensure that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

The compensation committee members that served during fiscal year 2023, and those that currently serve, have no interlocking relationships required to be disclosed under SEC rules and regulations.

64	2024 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Based solely on a review of the copies of such reports filed with the SEC and representations from our directors and executive officers, for the year ended December 31, 2023, we believe that all persons subject to these reporting requirements complied with all applicable Section 16(a) filing requirements, except that the report of a change in beneficial ownership was filed after the applicable due date for Ms. Suever with respect to the vesting of RSUs granted in lieu of a portion of her quarterly cash retainer on July 1, 2023.

2024 Proxy Statement	65

OTHER MATTERS

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for consideration by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders in accordance with their judgment on such matters.

66	2024 Proxy Statement

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our proxy statement and form of proxy for the 2025 Annual Meeting of Stockholders must be submitted in writing to us at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, must be received by us no later than November 21, 2024 and must comply in all other respects with SEC regulations relating to such inclusion.

Our Bylaws require that proposals of stockholders, other than proposals submitted for inclusion in our proxy statement and form of proxy, and nominations for the election of directors at the 2025 Annual Meeting of Stockholders be received by us not more than 150 days and not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, or no earlier than December 3, 2024 and no later than January 2, 2025, and must be accompanied by additional information specified in our Bylaws, a copy of which may be obtained upon request to our Corporate Secretary at the address provided above.

In addition to satisfying the foregoing requirements under our Bylaws, including advance notice of director nominations, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 3, 2025. Such notice may be mailed to the Corporate Secretary at the address above or emailed to CorporateSecretary@hexcel.com.

2024 Proxy Statement	67

ANNUAL REPORT

ANNUAL REPORT

We will mail, without charge, upon written request from any stockholder, a copy of our Annual Report to Stockholders containing the company’s audited consolidated financial statements for the year ended December 31, 2023. Requests should be addressed to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@hexcel.com.

68	2024 Proxy Statement

ANNEX A

ANNEX A

Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS:

	Year Ended December 31,
(In millions, except earnings per share)	2023	2022
GAAP net income	$105.7	$126.3
Other operating expense (income), net of tax(1)	1.0	(10.1)
Other expense (income), net of tax(2)	57.4	(8.4)
Tax (benefit) expense(3)	(9.3)	1.0

Adjusted net income (Non-GAAP)	$154.8	$108.8

Diluted Shares (GAAP)	85.5	85.0

Diluted Earnings per Share (GAAP)	$1.24	$1.49

Adjusted Diluted Earnings per Share (Non-GAAP)	$1.81	$1.28

(1)

The year ended December 31, 2023 included a net gain of $0.8 million from the sale of the facility in Windsor, Colorado and restructuring costs. The year ended December 31, 2022 included a net gain of $19.4 million from the sale of the Dublin, California facility, and restructuring costs including amounts associated with the closure of our Tianjin, China wind facility and an impairment charge for our Windsor, Colorado facility.

(2)

The year ended December 31, 2023 included (i) a charge of $70.5 million related to the buy-out of the UK defined benefit pension plan; (ii) a charge of $3.0 million (including the write-off of approximately $9 million in currency translation amounts) related to the sale of our joint venture interest in Malaysia; and (iii) a pre-tax gain of $1.9 million for the reversion of excess assets related to the UK defined benefit pension plan. The year ended December 31, 2022 included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection program.

(3)

The year ended December 31, 2023 included a discrete tax benefit primarily related to adjustments to the provision based on the finalization of prior year tax returns. The year ended December 31, 2022 included a discrete charge resulting from the true-up of a deferred tax item.

We believe that adjusted net income and adjusted diluted net earnings per share, each of which is a non-GAAP financial measure, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results exclusive of items that are not indicative of our underlying core performance or business trends. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. These non-GAAP measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be viewed in isolation or as an alternative to GAAP measures of performance. Our calculation of these measures may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating our performance.

2024 Proxy Statement	A-1

HEXCEL CORPORATION ATTN: KURT GODDARD 2 STAMFORD PLAZA 281 TRESSER BLVD., 16TH FLOOR STAMFORD, CT 06901-3261	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date, or, if you hold shares through the company's 401(k) plan or employee stock purchase plan, by 10:30 a.m. Eastern Daylight Time on April 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HXL2024
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date, or, if you hold shares through the company's 401(k) plan or employee stock purchase plan, by 10:30 a.m. Eastern Daylight Time on April 29, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V38495-Z86827	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEXCEL CORPORATION
The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Nick L. Stanage	☐	☐	☐	The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain

1b. Jeffrey C. Campbell	☐	☐	☐	2. Advisory non-binding vote to approve 2023 executive compensation.	☐	☐	☐

1c. James J. Cannon	☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2024.	☐	☐	☐

1d. Cynthia M. Egnotovich	☐	☐	☐	NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

1e. Thomas A. Gendron	☐	☐	☐

1f. Guy C. Hachey	☐	☐	☐

1g. Dr. Patricia A. Hubbard	☐	☐	☐

1h. Catherine A. Suever	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V38496-Z86827

HEXCEL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders

May 2, 2024

The undersigned stockholder(s) of Hexcel Corporation (Hexcel) hereby appoint(s) Nick L. Stanage, Patrick J. Winterlich and Gail E. Lehman, and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of common stock of Hexcel held of record by the undersigned on March 11, 2024 at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/HXL2024, on May 2, 2024at 10:30 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present and voting upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE ALSO AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

IMPORTANT NOTICE TO PARTICIPANTS IN THE HEXCEL CORPORATION EMPLOYEE STOCK PURCHASE PLAN AND THE 401(K) RETIREMENT SAVINGS PLAN

If you hold shares through the Hexcel Corporation Employee Stock Purchase Plan or the 401(k) Retirement Savings Plan, this proxy covers all the shares for which you have the right to give voting instructions to the custodian or trustee of the applicable plan. The vote you submit via the Internet, telephone or proxy card will serve as your voting instructions to the custodian or trustee, as applicable. To allow sufficient time for voting by your custodian or trustee, your voting instructions must be received by 10:30 a.m., Eastern Daylight Time, on April 29, 2024.

All shares of common stock for which the trustee of the 401(k) Retirement Savings Plan has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. All shares of common stock for which the custodian of the Employee Stock Purchase Plan has not received timely instructions will be considered not present for quorum purposes, and those shares will not be voted by the custodian.

Continued and to be signed on reverse side